Exhibit 99.1

CSX CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of CSX Corporation

We have audited the accompanying consolidated balance sheets of CSX Corporation and subsidiaries as of December 29, 2006 and December 30, 2005, and the related consolidated statements of income, cash flows, and changes in shareholders’ equity for each of the three fiscal years in the period ended December 29, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CSX Corporation and subsidiaries at December 29, 2006 and December 30, 2005, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 29, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of CSX Corporation’s internal control over financial reporting as of December 29, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 13, 2007, included in Item 9A expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Independent Certified Public

Accountants

Jacksonville, Florida

February 13, 2007 (except for Note 21

    for which the date is November 30, 2007)

CSX CORPORATION

CONSOLIDATED INCOME STATEMENTS

(Dollars in Millions, Except Per Share Amounts)

	Fiscal Years
	2006	2005	2004
Operating Revenue	$9,566	$8,618	$8,040
Operating Expense
Labor and Fringe	2,930	2,864	2,744
Materials, Supplies and Other	1,873	1,790	1,753
Depreciation	857	826	711
Fuel	1,112	783	656
Building and Equipment Rent	507	510	569
Inland Transportation	242	230	280
Conrail Rents, Fees and Services	75	65	256
Restructuring Charge—Net	—	—	71
Gain on Insurance Recoveries (Note 5)	(168)	—	—

Total Operating Expenses	7,428	7,068	7,040

Operating Income	2,138	1,550	1,000

Other Income and Expense
Other Income (Note10)	95	101	72
Debt Repurchase Expense (Note 9)	—	(192)	—
Interest Expense	(392)	(423)	(435)

Earnings
Earnings before Income Taxes	1,841	1,036	637
Income Tax Expense (Note 13)	(531)	(316)	(219)

Earnings from Continuing Operations	1,310	720	418
Discontinued Operations—Net of Tax (Note 18)	—	425	(79)

Net Earnings	$1,310	$1,145	$339

Per Common Share (Note 2)
Earnings Per Share:
From Continuing Operations	$2.98	$1.67	$0.97
Discontinued Operations	—	0.98	(0.18)

Net Earnings	$2.98	$2.65	$0.79

Earnings Per Share, Assuming Dilution:
From Continuing Operations	$2.82	$1.59	$0.94
Discontinued Operations	—	0.93	(0.18)

Net Earnings	$2.82	$2.52	$0.76

Average Common Shares Outstanding (Thousands)	440,084	432,851	429,592
Average Common Shares Outstanding, Assuming Dilution (Thousands)	465,934	456,047	450,060

Cash Dividends Paid Per Common Share	$0.330	$0.215	$0.200

All share and per share data were retroactively restated to reflect the stock split.

See accompanying Notes to Consolidated Financial Statements.

CSX CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 29, 2006	December 30, 2005
ASSETS
Current Assets:
Cash and Cash Equivalents (Note 1)	$461	$309
Short-term Investments	439	293
Accounts Receivable, net of allowance for doubtful accounts of $82 and $108, respectively	1,174	1,202
Materials and Supplies	204	199
Deferred Income Taxes	251	225
Other Current Assets	143	144

Total Current Assets	2,672	2,372

Properties	27,715	26,538
Accumulated Depreciation	(6,792)	(6,375)

Properties—Net (Note 11)	20,923	20,163

Investment in Conrail (Note 17)	607	603
Affiliates and Other Companies	336	304
Other Long-term Assets (Note 12)	591	790

Total Assets	$25,129	$24,232

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$974	$954
Labor and Fringe Benefits Payable	495	565
Casualty, Environmental and Other Reserves (Note 6)	253	311
Current Maturities of Long-term Debt (Note 9)	592	936
Short-term Debt (Note 9)	8	1
Income and Other Taxes Payable	114	102
Other Current Liabilities	86	110

Total Current Liabilities	2,522	2,979

Casualty, Environmental and Other Reserves (Note 6)	668	653
Long-term Debt (Note 9)	5,362	5,093
Deferred Income Taxes	6,110	6,082
Other Long-term Liabilities (Note 12)	1,525	1,471

Total Liabilities	16,187	16,278

Shareholders’ Equity:
Common Stock, $1 Par Value (Note 3)	438	436
Other Capital	1,469	1,533
Retained Earnings	7,427	6,262
Accumulated Other Comprehensive Loss	(392)	(277)

Total Shareholders’ Equity	8,942	7,954

Total Liabilities and Shareholders’ Equity	$25,129	$24,232

Common Stock and Other Capital were retroactively restated to reflect the stock split.

See accompanying Notes to Consolidated Financial Statements.

CSX CORPORATION

CONSOLIDATED CASH FLOW STATEMENTS

(Dollars in Millions)

	Fiscal Years

	2006	2005	2004

Operating Activities
Net Earnings	$1,310	$1,145	$339
Adjustments to Reconcile Net Earnings to Net Cash Provided:
Depreciation	867	833	730
Deferred Income Taxes	42	(46)	240
Gain on Sale of International Terminals—Net of Tax (Note 18)	—	(428)	—
Gain on Insurance Recoveries	(168)	—	—
Insurance Proceeds (Note 5)	121	29	—
Restructuring Charge (Note 15)	—	—	71
Net Gain on Conrail spin-off—after tax (Note 17)	(26)	—	(16)
Other Operating Activities	5	(141)	(91)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(33)	(44)	(3)
Other Current Assets	96	(29)	29
Accounts Payable	51	54	(2)
Income and Other Taxes Payable	(103)	(402)	38
Other Current Liabilities	(104)	139	111

Net Cash Provided by Operating Activities	2,058	1,110	1,446

Investing Activities
Property Additions	(1,639)	(1,136)	(1,030)
Insurance Proceeds (Note 5)	147	41	—
Net Proceeds from Sale of International Terminals (Note 18)	—	1,108	—
Purchase of Minority Interest in an International Terminals’ Subsidiary (Note 18)	—	(110)	—
Proceeds from Divestitures (Note 19)	—	—	55
Purchases of Short-term Investments	(1,412)	(2,601)	(1,583)
Proceeds from Sale of Short-term Investments	1,290	2,634	1,336
Other Investing Activities	4	28	(18)

Net Cash Used in Investing Activities	(1,610)	(36)	(1,240)

Financing Activities
Short-term Debt—Net	7	(99)	99
Long-term Debt Issued	471	105	401
Long-term Debt Repaid	(546)	(1,283)	(434)
Dividends Paid	(145)	(93)	(86)
Stock Options Exercised (Note 4)	319	98	12
Shares Repurchased (Note 4)	(465)	—	—
Other Financing Activities	63	(15)	28

Net Cash (Used In) Provided by Financing Activities	(296)	(1,287)	20

Net (Decrease) Increase in Cash and Cash Equivalents	152	(213)	226

Cash and Cash Equivalents
Cash and Cash Equivalents at Beginning of Period	309	522	296

Cash and Cash Equivalents at End of Period	$461	$309	$522

Supplemental Cash Flow Information
Interest Paid—Net of Amounts Capitalized	$387	$444	$414
Income Taxes Paid	$531	$798	$35

See accompanying Notes to Consolidated Financial Statements.

CSX CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars in Millions)

					Accumulated Other Comprehensive Income (Loss)
	Common Shares Outstanding (Thousands)	Common Stock	Other Capital	Retained Earnings	Pension and OPEB Adjustments(a)	Fuel Hedge(b)	Other	Total
Balance December 26, 2003	430,142	$430	$1,364	$4,957	$(310)	$6	$1	$6,448
Comprehensive Earnings:
Net Earnings	—	—	—	339	—	—	—	339
Other Comprehensive Income (Loss) (Note 8)	—	—	—	—	18	66	(1)	83

Comprehensive Earnings								422

Dividends	—	—	—	(86)	—	—	—	(86)
Stock Option Exercises and Other	916	1	26	—	—	—	—	27

Balance December 31, 2004	431,058	431	1,390	5,210	(292)	72	—	6,811
Comprehensive Earnings:
Net Earnings	—	—	—	1,145	—	—	—	1,145
Other Comprehensive (Loss) (Note 8)	—	—	—	—	(15)	(42)	—	(57)

Comprehensive Earnings								1,088

Dividends	—	—	—	(93)	—	—	—	(93)
Stock Option Exercises and Other	5,348	5	143	—	—	—	—	148

Balance December 30, 2005	436,406	436	1,533	6,262	(307)	30	—	7,954
Comprehensive Earnings:
Net Earnings	—	—	—	1,310	—	—	—	1,310
Other Comprehensive (Loss) (Note 8)	—	—	—	—	(2)	(30)	—	(32)

Comprehensive Earnings								1,278

Adjustment for Initial Application of SFAS 158, net of tax (Note 8)	—	—	—	—	(83)	—	—	(83)
Dividends	—	—	—	(145)	—	—	—	(145)
Share Repurchases	(14,533)	(14)	(451)	—	—	—	—	(465)
Stock Option Exercises and Other	15,891	16	387	—	—	—	—	403

Balance December 29, 2006	437,764	$438	$1,469	$7,427	$(392)	$—	$—	$8,942

(a) Pension and OPEB adjustments are net of taxes of $161 million, $146 million and $197 million for 2004, 2005 and 2006, respectively.

(b) Fuel hedge activity is net of taxes of $46 million, $21 million, and $21 million for 2004, 2005, and 2006, respectively.

Common Shares Outstanding, Common Stock and Other Capital were retroactively restated to reflect the stock split.

See accompanying Notes to Consolidated Financial Statements.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Nature of Operations and Significant Accounting Policies

Nature of Operations

CSX Corporation (“CSX” and, together with its subsidiaries, the “Company”), based in Jacksonville, Florida, owns companies providing rail, intermodal and rail-to-truck transload services that combine to form one of the nation’s leading transportation companies, connecting more than 70 ocean, river and lake ports.

Rail

CSX’s principal operating company, CSX Transportation Inc. (“CSXT”), operates the largest railroad in the eastern United States with a rail network of approximately 21,000 route miles, linking markets in 23 states, the District of Columbia, and the Canadian provinces of Ontario and Quebec.

In addition to CSXT, the rail segment includes Total Distribution Services, Inc. (“TDSI”), Transflo Terminal Services, Inc. (Transflo), CSX Technology, and other subsidiaries. TDSI provides a network of vehicle distribution centers, while Transflo provides access to bulk transloading sites. Technology and other support services are provided by the other subsidiaries.

Intermodal

CSX Intermodal Inc. (“Intermodal”), one of the nation’s largest coast-to-coast intermodal transportation providers, is a stand-alone, integrated intermodal company linking customers to railroads via trucks and terminals. Containers and trailers are loaded and unloaded from trains, and trucks provide the link between intermodal terminals and the customer.

Surface Transportation Businesses

The rail and intermodal segments are designated by the Company on a combined basis as Surface Transportation businesses. Together, they serve four primary lines of business, which are as follows:

•

The merchandise business includes the following seven groups: chemicals, emerging markets, forest products, agriculture products, metals, phosphates and fertilizers, and food and consumer. The emerging markets group includes aggregates, processed materials, waste, military cargo, and machinery. The merchandise business line generated approximately 49% of the Company’s total revenue in 2006 and 38% of the Company’s volume.

•

Coal, which delivered approximately 1.9 million carloads of coal, coke and iron ore to electric utilities and manufacturers in 2006, accounted for approximately 25% of the Company’s total 2006 revenue and 26% of the Company’s volume. The Company serves more than 130 coal loading locations in nine states, including three of the nation’s top four coal-producing states.

•

Automotive, which serves plants in eight states and delivers both finished vehicles and auto parts, generated 9% of the Company’s total revenue in 2006 and 6% of the Company’s volume. Consistent with the overall automotive market, CSXT’s volumes continued to shift from the Big 3 to foreign brands produced domestically.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 1. Nature of Operations and Significant Accounting Policies, continued

•

Intermodal offers a competitive cost advantage over long-haul trucking by combining the superior economics of rail transportation coupled with the short-haul flexibility of trucks. This service is provided through a network of dedicated terminals across North America. Intermodal shipments, which consist primarily of imported and domestic finished consumer products sold at major retailers, are moved in containers and trailers. For 2006, Intermodal accounted for approximately 15% of the Company’s total revenue and 30% of the Company’s volume.

Other revenue, which includes short-line railroads owned by CSX and demurrage, switching, and other incidental charges, accounted for 2% of the Company’s total 2006 revenue. Demurrage represents charges assessed by railroads when shippers or receivers of freight hold railcars beyond a specified period of time. Switching revenue is generated when CSX switches cars between trains for a customer or another railroad.

Other Businesses

The Company also has certain residual activities from the formerly owned companies that made up the Marine Services Segment. These activities include leasing of equipment and vessels. These results are included in consolidated operating income.

CSX’s other holdings include CSX Hotels, Inc. a resort doing business as The Greenbrier, located in White Sulphur Springs, West Virginia, and CSX Real Property, Inc., an organization responsible for the management, sale, lease, acquisition and development of Company properties. The results from these activities are classified as a component of other income as they are not considered by the Company to be operating activities.

Basis of Presentation

In the opinion of management, the accompanying consolidated financial statements contain all adjustments necessary to fairly present the financial position of CSX and its subsidiaries at December 29, 2006 and December 30, 2005, the Consolidated Income and Cash Flow Statements and Changes in Shareholders’ Equity for fiscal years 2006, 2005 and 2004, such adjustments being of a normal, recurring nature. Certain prior-year data have been reclassified to conform to the 2006 presentation.

Fiscal Year

CSX follows a 52/53 week fiscal reporting calendar. This fiscal calendar allows every quarter to consistently end on a Friday and to be of equal duration (13 weeks). However, to maintain this type of reporting calendar, every sixth or seventh year (depending on the Gregorian calendar and when leap year falls), an extra week will be included in one quarter (a 14-week fiscal quarter) and, therefore, the full fiscal year will have 53 weeks.

•	Fiscal year 2006 consisted of 52 weeks, ending on December 29, 2006

•	Fiscal year 2005 consisted of 52 weeks, ending on December 30, 2005

•	Fiscal year 2004 consisted of 53 weeks, ending on December 31, 2004

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 1. Nature of Operations and Significant Accounting Policies, continued

Except as otherwise specified, references to full year indicate CSX’s fiscal periods ended on the dates noted above.

Principles of Consolidation

The consolidated financial statements include results of operations of CSX and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Most investments in companies that were not majority-owned were carried at cost (if less than 20% owned and the Company has no significant influence) or equity (if the Company has significant influence).

Cash, Cash Equivalents and Short-term Investments

On a daily basis, cash in excess of current operating requirements is invested in various highly liquid investments having a typical maturity date of three months or less at the date of acquisition. These investments were carried at cost, which approximated market value, and were classified as Cash Equivalents. Investments in instruments with maturities less than one year were classified as Short-term Investments.

CSX holds $391 million and $268 million of auction rate securities and classifies these investments as available for sale as of December 29, 2006, and December 30, 2005, respectively. Accordingly, these investments were included in current assets as Short-term Investments on the Consolidated Balance Sheets. On the Consolidated Cash Flow Statements, purchases and sales of these assets were classified within investing activities.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for the estimated probable losses on uncollectible accounts and other receivables. The allowance is based upon the credit worthiness of customers, historical experience, the age of the receivable, current market and economic conditions, as well as any known trends or uncertainties related to customer billing and account collectibility. Uncollectible amounts were charged against the allowance account. The allowance for doubtful accounts is netted against current accounts receivable.

Materials and Supplies

Materials and supplies in the Consolidated Balance Sheets consist primarily of fuel and parts used in the repair and maintenance of CSXT’s freight car and locomotive fleets, equipment, and track structure, which were carried at average cost.

Properties

All properties were stated at cost less an allowance for accumulated depreciation. Rail assets, including main-line track, locomotives and freight cars were depreciated using the group-life method as discussed below. Under this method, the Company pools similar assets by road and equipment type and then depreciates each group as a whole. The majority of non-rail property is depreciated using the straight-line method on a per asset basis. Amortization expense recorded under capital leases is included in depreciation expense on the Consolidated Income Statements.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 1. Nature of Operations and Significant Accounting Policies, continued

Regulations enforced by the Surface Transportation Board (“STB”) of the U.S. Department of Transportation require periodic formal studies of ultimate service lives (“life studies”) for all railroad assets. Factors taken into account during the life study include:

•	Statistical analysis of historical retirements for each group of property;

•	Evaluation of current operations;

•	Evaluation of technological advances and maintenance schedules;

•	Previous assessment of the condition of the assets and outlook for their continued use;

•	Expected net salvage expected to be received upon retirement; and

•	Comparison of assets to the same asset groups with other companies.

The results of the life study process determine the service lives for each asset group under the group-life method. These studies are conducted by a third party expert and are analyzed by the Company’s management. Resulting changes in service life estimates are subject to review and approval by the STB. Road assets, including main-line track, have estimated service lives ranging from five years for system roadway machinery to 80 years for grading. Equipment assets, including locomotives and freight cars, have estimated service lives ranging from six years for motor vehicles to 35 years for work equipment.

Changes in asset lives due to the results of the life studies are applied at the completion of the life study and continue until the next required life study. The life studies may also indicate that the recorded amount of accumulated depreciation is deficient (or in excess) of the amount indicated by the study. Any such deficiency (or excess) amount is amortized as a component of depreciation expense over the remaining useful life of the asset group until the next required life study.

For retirements or disposals of depreciable rail assets that occur in the ordinary course of business, the asset cost (net of salvage value or sales proceeds) was charged to accumulated depreciation and no gain or loss is recognized. For retirements or disposals of non-rail depreciable assets, infrequent disposal of rail assets outside the normal course of business and all dispositions of land, the resulting gains or losses were recognized at the time of disposal. Expenditures that significantly increased asset values or extended useful lives were capitalized. Repair and maintenance expenditures were charged to operating expense when the work was performed.

Properties and other long-lived assets are reviewed for impairment whenever events or business conditions indicate the carrying amount of such assets may not be fully recoverable. Initial assessments of recoverability are based on estimates of undiscounted future net cash flows associated with an asset or a group of assets in accordance with Statement of Financial Accounting Standards (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Where impairment is indicated, the assets are evaluated, and their carrying amount is reduced to fair value based on undiscounted net cash flows or other estimates of fair value.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 1. Nature of Operations and Significant Accounting Policies, continued

Revenue and Expense Recognition

The Company recognizes freight revenue using Free-On-Board (“FOB”) Origin pursuant to Emerging Issues Task Force (“EITF”) 91-9, Revenue and Expense Recognition for Freight Services in Process. The Company uses method (5) in the EITF, which provides for the allocation of revenue between reporting periods based on relative transit time in each reporting period. Expenses are recognized as incurred.

Certain key estimates are included in the recognition and measurement of revenue and related accounts receivable under the policies described above:

•	unbilled revenue on shipments that have been delivered;

•	revenue associated with shipments in transit;

•	future adjustments to revenue or accounts receivable for billing corrections, billing discounts and bad debts;

•	future adjustments to revenue for overcharge claims filed by customers; and

•	incentive-based refunds to customers.

The Company regularly updates the estimates described above based on historical experience.

All other revenue, such as demurrage, switching and other incidental charges are recorded upon completion of the service. Demurrage represents charges assessed by railroads for the retention of cars by shippers or receivers of freight beyond a specified period of time. Switching revenue is generated when CSXT switches cars between trains for a customer or other railroad.

Comprehensive Earnings

CSX reports comprehensive earnings (loss) in accordance with SFAS 130, Reporting Comprehensive Income, in the Consolidated Statement of Changes in Shareholders’ Equity. Comprehensive earnings is defined as all changes in shareholders’ equity during a period, other than those resulting from investments by, and distributions to, shareholders (i.e. issuance of equity securities and dividends). At December 30, 2005, Accumulated Other Comprehensive Loss consisted primarily of pension liabilities partially offset by the fair value of fuel hedge contracts. At December 29, 2006, Accumulated Other Comprehensive Loss consisted primarily of adjustments for pension and other post-retirement liabilities.

Derivative Financial Instruments

The Company recognizes all derivatives as either assets or liabilities in the Consolidated Balance Sheets and measures those instruments at fair value. (See Note 14, Derivative Financial Instruments.)

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 1. Nature of Operations and Significant Accounting Policies, continued

New Accounting Pronouncements and Change in Accounting Policy

In September 2006, the Financial Accounting Standards Board issued SFAS 158, which changed the accounting rules for reporting and disclosures related to pensions and other post-retirement benefit plans. Companies were required to reflect the funded status of retirement and other post-retirement benefit plans on the balance sheet. This change was effective for the Company for this fiscal year end. See Note 8, Employee Benefit Plans, for the impact on the Consolidated Balance Sheet. The decrease in equity did not have any significant impact on the Company’s credit ratios or financing covenants. Pursuant to SFAS 158, the Company will be required to change its September measurement date for the plan’s assets and obligations to its fiscal year end effective in 2008.

In July 2006, FASB issued Interpretation 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”), which will be effective for CSX beginning in 2007. FIN 48 provides guidance on measurement, classification, and disclosures of uncertain tax positions including treatment of related interest and penalties. Differences between the amounts recognized in the financial statements prior to the adoption of FIN 48 and the amounts recognized after adoption will be accounted for as a cumulative-effect adjustment. The Company is currently evaluating the impact of FIN 48 on its consolidated financial statements, but is not yet in a position to make this determination. (See Note 13, Income Taxes.)

Effective fiscal year 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), Share-Based Payment (“SFAS 123(R)”) using the modified-prospective-transition method. Under this method, compensation costs recognized in 2006 include all unvested share-based payments as of the beginning of 2006. Share-based compensation at CSX may include stock options, restricted stock awards, stock issued to CSX directors and CSX’s Long-term Incentive Plans. The amount of compensation costs recognized is based upon the estimated grant date fair value method under the Black-Scholes-Merton formula and resulted in the recognition of additional compensation cost from the unvested portion of stock options granted prior to 2003.

Prior to the adoption of SFAS 123(R), in 2003 CSX adopted the fair value recognition provision on a prospective basis as permitted under SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Results for prior periods have not been restated, as such prior period restatement is not required. The adoption of SFAS 123(R) did not result in a material impact to the Company’s Consolidated Income Statement or earnings per share. The Company recorded $3 million in 2006 of additional compensation expense for unvested stock options granted prior to 2003. Compensation costs for all other types of share-based payments were consistently reported for all periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that management make estimates in reporting the amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of certain revenues and expenses during the reporting period. Actual results may differ from those estimates. Critical accounting estimates using management judgment are made for the following areas:

•	Casualty, environmental and legal reserves (see Note 6, Casualty, Environmental and Other Reserves);

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 1. Nature of Operations and Significant Accounting Policies, continued

•	Pension and post-retirement medical plan accounting (see Note 8, Employee Benefit Plans);

•	Depreciation policies for assets under the group-life method (see “Properties” in this note); and

•	Income taxes (see Note 13, Income Taxes).

NOTE 2. Earnings Per Share

CSX announced a two-for-one split of its common stock and a $0.10 per share quarterly post-split dividend in July 2006. The stock split was effective August 15, 2006. Pursuant to SFAS 128, Earnings Per Share, all share and per share disclosures have been retroactively restated to reflect the stock split.

The following table sets forth the computation of basic earnings per share and earnings per share, assuming dilution:

	Fiscal Years
	2006	2005	2004
Numerator (Millions):
Earnings from Continuing Operations	$1,310	$720	$418
Interest Expense on Convertible Debt—Net of Tax	4	4	4
Net Earnings from Continuing Operations, If-Converted	1,314	724	422
Discontinued Operations—Net of Tax	—	425	(79)
Net Earnings, If-Converted	1,314	1,149	343
Interest Expense on Convertible Debt—Net of Tax	(4)	(4)	(4)
Net Earnings	$1,310	$1,145	$339
Denominator (Thousands):
Average Common Shares Outstanding	440,084	432,851	429,592
Convertible Debt	19,456	19,456	19,456
Stock Options	6,057	2,811	720
Other Potentially Dilutive Common Shares	337	929	292
Average Common Shares Outstanding, Assuming Dilution	465,934	456,047	450,060
Earnings Per Share:
Income from Continuing Operations	$2.98	$1.67	$0.97
Discontinued Operations	—	0.98	(0.18)
Net Earnings	$2.98	$2.65	$0.79
Earnings Per Share, Assuming Dilution:
Income from Continuing Operations	$2.82	$1.59	$0.94
Discontinued Operations	—	0.93	(0.18)
Net Earnings	$2.82	$2.52	$0.76

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2. Earnings Per Share, continued

Basic earnings per share was based on the weighted-average number of common shares outstanding. Earnings per share, assuming dilution, was based on the weighted-average number of common shares outstanding adjusted for the effect of the following types of potentially dilutive common shares:

•	convertible debt,

•	employee stock options, and

•	other equity awards, which include unvested restricted stock and long-term incentive awards.

EITF 04-8, The Effect of Contingently Convertible Debt on Diluted Earnings Per Share, required CSX to include approximately 19 million shares in the computation of earnings per share, assuming dilution. The amount included in diluted earnings per share represents the number of shares that would be issued if all the Company’s convertible debentures were converted. Debentures converted into CSX common stock were reflected in the basic earnings per share calculation.

Certain stock options were excluded from the computation of earnings per share, assuming dilution, since their related option exercise prices were greater than the average market price of the common shares during the period. The following table provides information about potentially dilutive stock options excluded from the computation of earnings per share:

	Fiscal Years
	2006(a)	2005	2004
Number of Shares (Thousands)	—	4,426	32,748
Average Exercise Price	$—	$26.55	$21.44

(a) In 2006, all stock options were dilutive. Therefore, the potentially dilutive impact is zero.

NOTE 3. Shareholders’ Equity

Common and Preferred Stock consists of:

Common Stock, 1$ Par Value	December 29, 2006
(in Thousands)
Common shares authorized	600,000
Common shares issued and outstanding	437,764

Preferred Stock
Preferred shares authorized	25,000
Preferred shares outstanding	—

Holders of common stock are entitled to one vote on all matters requiring a vote for each share held. Preferred stock is senior to common stock with respect to dividends and upon liquidation of CSX.

NOTE 4. Stock Plans and Share-Based Compensation

CSX share-based compensation plans primarily include stock options, restricted stock awards, long-term incentive plans, and stock plans for directors. CSX has not granted stock options since 2003. Awards granted under the various plans were determined and approved by the Compensation Committee of the Board of Directors.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4. Stock Plans and Share-Based Compensation, continued

At December 29, 2006, there were 2,868 current or former employees with stock option grants outstanding under the various plans. Most new stock awards were granted under the authorization provided in the CSX Omnibus Incentive Plan. As of December 29, 2006, an additional 12 million shares of stock could be issued under this plan.

SFAS 123(R) requires the cash flows resulting from income tax deductions in excess of compensation costs to be classified as financing cash flows. This requirement resulted in reduced net operating cash flows and increased net financing cash flows of approximately $59 million for fiscal year 2006. Prior to the adoption of SFAS 123(R), CSX presented all income tax benefits from deductions resulting from compensation costs as operating cash flows in the Consolidated Cash Flow Statements.

Total pre-tax expense associated with share-based compensation and its related income tax benefit is as follows:

	Fiscal Years
(Dollars in Millions)	2006	2005	2004
Share-Based Compensation Expense	$45	$39	$20
Income Tax Benefit	17	14	7

The following table illustrates the pro forma effect on net earnings and earnings per share prior to the adoption of SFAS 123(R). This table only shows 2004 and 2005 pro forma amounts since the Company adopted the fair value recognition provisions of SFAS 123(R) in the first quarter of 2006. Therefore, expenses were recognized in the Consolidated Income Statement for all unvested share-based compensation in 2006. The table below only shows 2005 and 2004 as it is not applicable for pro forma amounts for 2006 and forward.

(Dollars in Millions, Except Per Share Amounts)	2005	2004
Net Earnings—As Reported	$1,145	$339
Add: Stock-Based Employee Compensation Expense Included in Reported Net Income—Net of Tax	25	13
Deduct: Total Stock-Based Employee Compensation
Expense Determined under the Fair Value Based Method for all Awards—Net of Tax	(29)	(29)
Pro Forma Net Earnings	$1,141	$323
Interest Expense on Convertible Debt—Net of Tax	4	4
Pro Forma Net Earnings, If-Converted	$1,145	$327
Earnings Per Share:
Basic—As Reported	$2.65	$0.79
Basic—Pro Forma	$2.64	$0.75
Diluted—As Reported	$2.52	$0.76
Diluted—Pro Forma	$2.51	$0.73

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4. Stock Plans and Share-Based Compensation, continued

Stock Options

Stock options were granted with 10-year terms. Options outstanding at December 29, 2006, are generally exercisable three to ten years after date of grant. The exercise price for options granted equals the market price of the underlying stock on the date of grant. A summary of CSX’s stock option activity and related information for the fiscal years 2006, 2005 and 2004 is as follows:

	Fiscal Years
	2006		2005		2004
	Options Outstanding (000s)	Weighted- Average Exercise Price	Options Outstanding (000s)	Weighted- Average Exercise Price	Options Outstanding (000s)	Weighted- Average Exercise Price
Outstanding at Beginning of Year	34,151	$20.13	41,445	$19.81	46,851	$19.55
Granted	—	$—	—	$—	—	$—
Expired or Canceled	(101)	$21.71	(1,766)	$19.99	(4,372)	$18.92
Exercised	(14,630)	$21.76	(5,528)	$17.78	(1,034)	$11.65
Outstanding at End of Year	19,420	$18.96	34,151	$20.13	41,445	$19.81
Exercisable at End of Year	12,670	$19.78	15,746	$21.00	14,438	$20.52

The following table summarizes information about stock options outstanding at December 29, 2006:

Exercise Price	Number Outstanding (000’s)	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value (Millions)
Options Outstanding:
$10 to $15	822	3.29	$12.25	$19
$15 to $20	14,155	5.38	$18.08	$248
$20 to $25	3,695	1.85	$22.13	$50
$25 to $30	748	1.01	$27.42	$6
Total	19,420	4.45	$18.96	$323
Options Exercisable:
$10 to $15	822	3.29	$12.25	$19
$15 to $20	7,687	4.91	$18.95	$128
$20 to $25	3,695	1.85	$22.13	$50
$25 to $30	466	0.81	$28.08	$3
Total	12,670	3.76	$19.78	$200

The total intrinsic value of options exercised, which represents the value paid to current and former employees that exercised options for fiscal year ended 2006, 2005, and 2004 were $147 million, $24 million, and $6 million, respectively.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4. Stock Plans and Share-Based Compensation, continued

Restricted Stock Awards

Restricted stock awards vest over an employment period of up to five years. The following table provides information about outstanding restricted stock awards.

	Fiscal Years
	2006	2005	2004
Number of Restricted Stock Awards Outstanding (Thousands)	220	550	518
Weighted Average Fair Value at Grant Date	$19.44	$16.36	$15.60
Restricted Stock Award Expense (Millions)	$2	$2	$2

Long-term Incentive Plans

The CSX Long-term Incentive Plans were adopted under the CSX Omnibus Incentive Plans. The objective of the 2004/2005 plan was to motivate and reward key members of management and executives for achieving and exceeding a two-year modified free cash flow goal, and the award was payable in cash and CSX common stock.

The plan expired on December 30, 2005, and CSX issued 1.5 million shares in 2006 as a result of the achievement of performance targets for the two preceding fiscal years. Additionally, CSX recognized $75 million and $10 million in expense associated with this program for the fiscal years 2005 and 2004, respectively.

Grants under two new Long-term Incentive Plans were made in 2006 in the form of performance units. One of the plans provides for a two-year cycle ending in fiscal year 2007 and the other plan provides for a three-year cycle ending in fiscal year 2008. For these plans, the key financial target is operating ratio for Surface Transportation, which is defined as annual operating expenses divided by revenue of CSX’s rail and intermodal businesses and is calculated excluding non-recurring items. All units awarded are payable in CSX common stock. The payout range for the majority of participants will be between 0% and 200%, with each unit being equivalent to one share of CSX stock. The payout for certain senior executive officers is subject to a 20% increase if certain additional pre-established financial targets are achieved, which could result in a maximum payout of 240%. However, any payout to certain senior executive officers is also subject to a 30% reduction at the discretion of the Compensation Committee of the Board of Directors. Units in both plans have a weighted average grant date fair value of $36.79, which includes the value of both the initial grant and subsequent, smaller grants at different prices to new or promoted employees not previously included.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4. Stock Plans and Share-Based Compensation, continued

The Company began recording expense for these plans when the grants were made in May 2006, which resulted in compensation expense of $35 million for fiscal year 2006. As of December 29, 2006, there was $41 million of total unrecognized compensation cost related to these plans that is expected to be recognized over a weighted-average period of approximately 1.3 years. The activity related to each of these plans is summarized as follows:

	2006 - 2007 Plan Units Outstanding (000s)	2006 - 2008 Plan Units Outstanding (000s)
Unvested at December 30, 2005	—	—
Granted	1,393	697
Forfeited	(14)	(7)

Unvested at December 29, 2006	1,379	690

Stock Plan for Directors

The Stock Plan for Directors, approved by the shareholders in 1992, governs in part the manner in which directors’ fees and retainers were paid. At the end of 2006, the minimum retainer to be paid in CSX common stock was 50% but each director may elect to receive the entire retainer and fees in CSX common stock. In addition, each director receives an annual payment made entirely in CSX common stock. The following table provides information about shares issued to directors.

	Fiscal Years
	2006	2005	2004
Shares Issued to Directors (Thousands)	70	74	82
Expense (Millions)	$3	$2	$1

For 2006, the Plan permitted each director, in accordance with Internal Revenue Code Section 409A, to defer receipt of fees. Deferred cash amounts were credited to an unfunded account and were invested in a choice of eight investment selections, including a CSX common stock equivalent fund. Distributions were made in accordance with elections made by the directors consistent with the terms of the Plan. At December 29, 2006, there were 1.1 million shares of common stock reserved for issuance under this Plan.

Shareholder Dividend Reinvestment Plan

CSX maintains the Shareholder Dividend Reinvestment Plan under which shareholders may use dividends paid on CSX common stock held in the plan to purchase additional shares of stock. The following table provides information about shares available for issuance under this plan at the end of fiscal years 2006, 2005 and 2004.

	Fiscal Years
	2006	2005	2004
Number of Shares Available for Issuance (Thousands)	10,642	10,295	9,894

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5. Hurricane Katrina

In August 2005, Hurricane Katrina caused extensive damage to Company assets on the Gulf Coast, including damage to track infrastructure and bridges. Operations were returned to pre-hurricane conditions by the end of the first quarter of 2006.

In order to determine the proper accounting treatment for the damage, the Company reviewed EITF 01-10, Accounting for the Impact of the Terrorist Attacks of September 11, 2001, specifically Issue 3, of that consensus, in which the Task Force concluded that insurance recoveries in connection with property and casualty losses should be recognized when realization of the claim for recovery of a loss recognized in the financial statements is deemed probable. Information regarding the Company’s insurance coverage, damage estimates and the allocation of the insurance deductible is as follows:

Insurance Coverage

In 2005, the Company had insurance coverage of $535 million, after a $25 million deductible (per occurrence), for the following types of losses:

1.	Fixed Assets Damages—CSX is entitled to the current replacement cost of the damaged assets. The Company’s bridges and track damaged by Hurricane Katrina comprised the majority of these types of losses.

2.	Business Interruption—The Company is entitled to recover the increased costs incurred to allow the Company to continue operations and to minimize the overall business impact to the Company during the period of indemnity. These increased costs include rerouting costs and other costs.

3.	Lost Profit—The Company is entitled to recover lost profits, net of associated expenses during the period of indemnity. The period of indemnity extends through the date which the railroad network was restored to its original operations.

The Company’s insurance policies do not prioritize coverage based on types of losses. As claims were submitted to the insurance companies, they were reviewed and preliminary payments were received until all losses were incurred and documented. A final payment will be received once the Company and its insurers agree on the total value of the claim.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5. Hurricane Katrina, continued

Damage Estimates

Management’s current loss estimate is approximately $450 million. Damages are categorized as follows:

1.	Fixed Asset Damages—The cost estimate is based on the replacement value of approximately 39 miles of continuous track, six major bridges, numerous small bridges, signal and communication damage, locomotive repair and facilities damaged throughout the region.

2.	Incremental Expenses—The Company’s incremental expenses relate primarily to rerouting costs and other costs. Rerouting costs are costs to move traffic either through alternative locations on the Company’s network or on other railroad lines. Other costs include debris removal, maintenance on equipment damaged by water, supplies, environmental expenses, maintenance labor and other various items.

3.	Lost Profit—The Company estimated the impact on revenue at a location and customer-specific level.

Allocation of Deductible

The Company’s insurance policies required its participation in the first $25 million of each loss event, without regard to the category of the covered losses. Although the Company’s insurance policies do not specifically apply the deductible by the types of losses covered, CSX believes it is inconsistent with the form and economic substance of the Company’s policies to attribute the entire deductible to a single component of covered losses. Therefore, the Company allocated the $25 million self-insured deductible among the three categories of losses in proportion to the best estimate of the total ultimate losses eligible for recovery under the Company’s insurance policies. This estimate includes losses incurred in all three categories through the balance sheet date, as well as expected future losses attributable to incremental expenses and lost profits.

Fixed Asset Damages

Due to the significant difference between the carrying amount of property damaged and the estimated replacement cost of the property, the Company realized a net gain during 2006. This net gain resulted after applying the deductible of $15 million that was allocated to fixed asset damage. See also “Gain on Insurance Recoveries” below for further information.

Incremental Expenses

Because incremental expenses incurred to date were easily quantified shortly after incurrence and CSX’s insurance policies explicitly cover such costs, the Company has concluded that recoveries attributed to incremental costs should be recognized when it is probable the insurance providers will settle the claim for the amount of recognized losses or as cash is received. No gain was recognized associated with incremental expenses, as recoveries were for the amounts of incurred expenses.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5. Hurricane Katrina, continued

Lost Profits

The financial statements of the Company were impacted by lost profits, as the Company did not earn revenues associated with covered losses. The Company believes lost profits are recoverable based on the insurance policy terms. However, because the insurance coverage associated with the recovery of lost profits is similar to a gain contingency, gains on lost profits are recognized only when cash is received. These lost profits are considered contingent gain due to the subjective nature of the coverage and longer time periods used to measure the lost profits as compared to other types of coverage.

Gains from lost profits were recognized during 2006. See “Gain on Insurance Recoveries” below for further information. The Company estimates that the 2005 operating income was impacted by $30 million due to lost profits.

Gain on Insurance Recoveries

In 2006, CSX recognized gains of $168 million pre-tax, on insurance recoveries from claims related to Hurricane Katrina. No gains were recognized in 2005. The gains are attributable to recovering amounts in excess of the net book value of fixed asset damages and to recording recoveries related to lost profits. Additional gains are expected in future periods as more cash is collected.

Gain contingencies subject to FIN 30, Accounting for Involuntary Conversions of Nonmonetary Assets to Monetary Assets and SFAS 5, Accounting for Contingencies (“SFAS 5”), were not recognized until the period in which all contingencies were resolved or cash proceeds were received. The probable insurance recovery of the replacement cost of property damage in excess of book value and the recovery of lost profits were considered to be gain contingencies. The Company believes it is appropriate to defer the net gain (after applying the insurance deductible) until all contingencies related to the gain were resolved or cash proceeds were received. Therefore, in measuring the losses incurred in 2005, attributed to Hurricane Katrina, the Company considered the actual losses reflected in the financial statements, the allocable deductible (based on expected total recoveries from insured losses), and recorded a receivable for the difference based on probable insurance recoveries at December 30, 2005.

This insurance receivable, net of $43 million cash insurance proceeds, was included in Accounts Receivable – Net at December 30, 2005. No receivables related to insurance recoveries existed at December 29, 2006. As of December 29, 2006, the Company has collected insurance payments of $338 million.

Cash Flows

In accordance with SFAS 95, Statement of Cash Flows, CSX reported cash proceeds received from insurers as “Insurance Proceeds”, in either cash flows from operating activities or cash flows from investing activities based on the type of cost to which the proceeds relate.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6. Casualty, Environmental and Other Reserves

Activity related to casualty, environmental and other reserves is as follows:

(Dollars in Millions)	Casualty Reserves	Separation Liabilities	Environmental Reserves	Other Reserves	Total
Balance December 26, 2003	$712	$208	$45	$151	$1,116
Charged to Expense	217	16	29	84	346
Payments	(214)	(20)	(21)	(107)	(362)
Conrail Spin-off (a)	—	—	6	—	6
Reclassifications (b)	(10)	(49)	—	—	(59)
Balance December 31, 2004	$705	$155	$59	$128	$1,047
Charged to Expense	181	—	32	47	260
Change in Estimate	(38)	—	—	—	(38)
Payments	(173)	(34)	(20)	(78)	(305)
Balance December 30, 2005	$675	$121	$71	$97	$964
Charged to Expense	143	—	20	48	211
Payments	(181)	(16)	(20)	(52)	(269)
Reclassifications(c)	—	15	—	—	15
Balance December 29, 2006	$637	$120	$71	$93	$921

(a) Conrail spin-off in 2004 represents the Company assuming responsibility to reimburse Conrail $6 million for certain environmental liabilities retained by Conrail for facilities now owned by CSXT.

(b) The reclassifications in 2004 of $59 million represent obligations arising from the management restructuring program. Most of this liability was paid from CSX’s qualified pension plan and therefore was reclassified to pension liabilities. Both items were reclassified to other long-term liabilities.

(c) The reclassifications in 2006 were reclassified from labor and fringe benefit payable.

Casualty, environmental and other reserves were determined to be critical accounting estimates due to the need for significant management judgments. They are provided for in the Consolidated Balance Sheets as follows:

	December 29, 2006			December 30, 2005
(Dollars in Millions)	Current	Long-term	Total	Current	Long-term	Total
Casualty	$172	$465	$637	$227	$448	$675
Separation	20	100	120	20	101	121
Environmental	26	45	71	20	51	71
Other	35	58	93	44	53	97
Total	$253	$668	$921	$311	$653	$964

Casualty

Casualty reserves represent accruals for personal injury and occupational injury claims. Currently, no individual claim is expected to exceed the Company’s self-insured retention amount. To the extent the value of an individual claim exceeds the self-insured retention amount, CSX would present the liability on a gross basis with a corresponding receivable for insurance recoveries. Personal injury and occupational claims were presented on a gross basis and in accordance with SFAS 5, Accounting for Contingencies (“SFAS 5”). These reserves fluctuate with estimates provided by independent third parties reviewed by management, offset by the timing of payments. Most of the claims were related to CSXT unless otherwise noted.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6. Casualty, Environmental and Other Reserves, continued

The amounts recorded by the Company for asbestos and other occupational liabilities were based upon currently known information and judgments based upon that information. Projecting future events, such as the number of new claims to be filed each year, the average cost of disposing of claims, as well as the numerous uncertainties surrounding asbestos and other occupational litigation or legislation in the United States, could cause the actual costs to be higher or lower than projected.

While the final outcome of casualty-related matters cannot be predicted with certainty, considering among other items the meritorious legal defenses available and the liabilities that have been recorded, it is the opinion of management that none of these items, when finally resolved, will have a material effect on the Company’s results of operations, financial condition or liquidity. However, should a number of these items occur in the same period, they could have a material effect on the results of operations, financial condition or liquidity in a particular quarter or fiscal year.

Personal Injury

Personal injury represents liabilities for employee work-related and third-party injuries. Work-related injuries for CSXT employees were primarily subject to the Federal Employers’ Liability Act (“FELA”). In addition to the FELA liabilities, employees of other CSX subsidiaries were covered by various state workers’ compensation laws, the Federal Longshore and Harbor Worker’s Compensation Program or the Maritime Jones Act.

CSXT retains an independent actuarial firm to assist management in assessing the value of personal injury claims and cases. An analysis is performed by the independent actuarial firm semi-annually and is reviewed by management. The methodology used by the actuary includes a development factor to reflect growth or reduction in the value of these personal injury claims. It is based largely on CSXT’s historical claims and settlement experience. Actual results may vary from estimates due to the type and severity of the injury, costs of medical treatments, and uncertainties in litigation. Reserves for personal injury claims were $424 million and $421 million at December 29, 2006 and December 30, 2005, respectively.

Occupational

Occupational claims arise from allegations of exposure to certain materials in the work place. Examples of exposures would be asbestos, solvents (which include soaps and chemicals) diesel fuel, and alleged chronic physical injuries resulting from work conditions. Examples of claims arising from work conditions would be repetitive stress injuries, carpal tunnel syndrome or hearing loss.

Reserves for asbestos related claims were $121 million and $141 million at December 29, 2006 and December 30, 2005, respectively. Reserves for all other occupational claims were $92 million and $113 million at December 29, 2006 and December 30, 2005, respectively.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6. Casualty, Environmental and Other Reserves, continued

Asbestos

The Company is party to a number of occupational claims by employees alleging exposure to asbestos in the workplace. The heaviest possible exposure for employees was due to work conducted in and around steam locomotive engines that were largely phased out beginning around the 1950’s. However, other types of exposures, including exposure from locomotive component parts and building materials, continued until it was substantially eliminated by 1985. Additionally, the Company has retained liability for asbestos claims filed against the previously owned international container shipping business.

The Company retains a third party specialist with extensive experience in performing asbestos and other occupational studies to assist management in assessing the value of the Company’s claims and cases. The analysis is performed by the specialist semi-annually and is reviewed by management. The objective of the analysis is to determine the number of estimated incurred but not reported (“IBNR”) claims and the estimated average cost per claim to be received over the next seven years. Seven years was determined by management to be the time period in which probable claim filings and claim values could be estimated with more certainty.

The Company, with the assistance of the third party specialist, determines its potentially exposed population from which it is able to derive the estimated number of IBNR claims. The estimated average cost per claim is then determined utilizing recent actual average cost per claim data and national industry data. Key elements of the assessment include the following:

•

An estimate is computed using a ratio of Company employee data to national employment for select years during the period 1938-2001. The Company uses railroad industry historical census data because it does not have detailed employment records in order to compute the population of potentially exposed employees.

•

The projected incidence of disease is estimated based on epidemiological studies using employees’ age and the duration and intensity of potential exposure while employed. Epidemiology is the medical science that deals with the incidence, distribution and control of diseases in a population.

•

An estimate of the future anticipated claims filing rate by type of disease (non-malignant, cancer and mesothelioma) is computed using the Company’s average historical claim filing rates for a three-year calibration period, excluding a surge in claims originating in West Virginia. In 2006, the Company received 766 asbestos claims in West Virginia in which the claimants were neither exposed in West Virginia nor residents of the state. CSX believes these claims will not have standing in West Virginia and therefore are excluded from the calibration period. Management feels this calibration period represents the best estimate of future filing rates.

•	An estimate of the future anticipated dismissal rate by type of claim is computed using the Company’s historical average dismissal rates observed during the current calibration period noted above.

•

An estimate of the future anticipated settlement by type of disease is computed using the Company’s historical average of dollars paid per claim for pending and future claims using the average settlement by type of incident observed during the current calibration period noted above.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6. Casualty, Environmental and Other Reserves, continued

From these assumptions, the Company projects the incidence of each type of disease to the estimated population to determine the total estimated number of employees that could potentially assert a claim. Historical claim filing rates were applied for each type of disease to the total number of employees that could potentially assert a claim to determine the total number of anticipated claim filings by disease type. Historical dismissal rates, which represented claims that were closed without payment, were deducted to calculate the number of future claims by disease type that would likely require payment by the Company. Finally, the number of such claims was multiplied by the average settlement value to estimate the Company’s future liability for IBNR asbestos claims.

The estimated future filing rates and estimated average claim values were the most sensitive assumptions for this reserve. A 1% increase or decrease in either the forecasted number of IBNR claims or the average claim values would result in an approximate $1 million increase or decrease in the liability recorded for unasserted asbestos claims.

Undiscounted liabilities recorded related to asbestos claims were as follows:

(Dollars in Millions)	December 29, 2006	December 30, 2005
Asbestos
Incurred but not reported claims	$52	$54
Asserted claims	69	87

Total liability	$121	$141

Current liability	$30	$37

Defense and processing costs, which historically have been insignificant and are anticipated to be insignificant in the future, were not included in the recorded liability. The Company is presently self-insured for asbestos-related claims.

In 2005, management updated its estimate of the unasserted liability exposure with the assistance of the third party specialists, which resulted in recognition of a $48 million favorable change associated with asbestos liabilities (net $38 million favorable change for all occupational liabilities). During 2004 and 2005, asbestos related disease claims filed against the Company dropped substantially, particularly bulk claims filed by certain law firms. In 2003, the Company received a significant number of filings. The Company believes the number was attributable to an attempt to file before a new, more restrictive venue law took effect in West Virginia in mid-2003. As a result, management reassessed the calibration period from a four-year average as mentioned before to a three-year average, excluding the surge in claims originating in West Virginia. Management believes this calibration period represents the best estimate of future filing rates. There have been no significant changes in 2006.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6. Casualty, Environmental and Other Reserves, continued

Other Occupational

The Company retains a third party specialist with extensive experience in performing other occupational studies to assist management in assessing the value of the Company’s claims and cases. The analysis is performed by the specialist semi-annually and is reviewed by management. Similar to the asbestos liability estimation process, the key elements of the assessment include the following:

•

An estimate of the potentially exposed population for other occupational diseases is calculated by projecting active versus retired work force from 2002 to 2010 using a growth rate projection for overall railroad employment made by the Railroad Retirement Board in its June 2003 report.

•

An estimate of the future anticipated claims filing rate by type of injury, employee type, and active versus retired employee is computed using the Company’s average historical claim filing rates for the calibration periods management felt were representative of future filing rates. For carpal tunnel and repetitive stress injuries, the current calibration period is a 1-year average of claim filings. Hearing loss uses a 3-year calibration period, and all other diseases or injuries use a 2-year calibration period. An estimate is made to forecast future claims by using the filing rates by disease and the active and retired CSX population each year.

•

An estimate of the future anticipated settlement by type of injury is computed using the Company’s historical average of dollars paid per claim for pending and future claims using the average settlement by type of injury observed during a period that management feels is representative of future settlement amounts.

The estimated future filing rates and estimated average claim values were the most sensitive assumptions for this reserve. A 1% increase or decrease in either the forecasted number of IBNR claims or the average claim values would result in an approximate $1 million increase or decrease in the liability recorded for unasserted other occupational claims.

Undiscounted recorded liabilities related to other occupational claims were as follows:

(Dollars in Millions)	December 29, 2006	December 30, 2005
Other Occupational
Incurred But Not Reported Claims	$53	$63
Asserted Claims	39	50

Total Liability	$92	$113

Current Liability	$30	$18

Defense and processing costs, which historically have been insignificant and were anticipated to be insignificant in the future, were not included in the recorded liability. The Company is presently self-insured for other occupational-related claims.

During 2005, the Company experienced an unfavorable trend in settlement values for repetitive stress and other injuries, which resulted in the recognition of a $10 million unfavorable change in estimate associated with these liabilities. There have been no significant changes in 2006.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6. Casualty, Environmental and Other Reserves, continued

Summary

A summary of asbestos and other occupational claims activity is as follows:

	Fiscal Years
	2006	2005
Asserted Claims
Open Claims—Beginning of Year	10,639	11,461
New Claims Filed	1,504	765
Claims Settled	(767)	(1,206)
Claims Dismissed	(260)	(381)
Open Claims—End of Year	11,116	10,639

Approximately 6,000 of the open claims at December 29, 2006 were asbestos claims against the Company’s previously owned international container-shipping business. Because these claims were against multiple vessel owners, the Company’s reserves reflected its portion of those claims. The Company had approximately $9 million and $11 million reserved for those shipping business claims at December 29, 2006 and December 30, 2005, respectively. The remaining open claims were asserted against CSXT.

Separation

Separation liabilities provide for the estimated costs of implementing workforce reductions, improvements in productivity and other cost reductions at the Company’s major transportation units since 1991. These liabilities are expected to be paid out over the next 15 to 20 years from general corporate funds and may fluctuate depending on the timing of payments and associated taxes.

Environmental

The Company is a party to various proceedings, including administrative and judicial proceedings, involving private parties and regulatory agencies related to environmental issues. The Company was identified as a potentially responsible party at approximately 254 environmentally impaired sites, many of which were, or may be, subject to remedial action under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, also known as the Superfund Law, or similar state statutes. The majority of these proceedings arose from environmental conditions on properties used for ongoing or discontinued railroad operations. However, a number of these proceedings were based on allegations that the Company, or its predecessors, sent hazardous substances for disposal to facilities owned or operated by others. In addition, some of the Company’s land holdings were leased to others for commercial or industrial operations that may have resulted in releases of hazardous substances or other regulated materials onto the property and could give rise to proceedings against the Company.

In any such proceedings, the Company is subject to environmental clean-up and enforcement actions under the Superfund Law, as well as similar state laws that may impose joint and several liability for clean-up and enforcement costs on current and former owners and operators of a site without regard to fault or the legality of the original conduct. These costs could be substantial.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6. Casualty, Environmental and Other Reserves, continued

At least once a quarter, the Company reviews its role with respect to each site identified. Based on the review process, the Company has recorded amounts to cover anticipated contingent future environmental remediation costs with respect to each site to the extent such costs are estimable and probable. The recorded liabilities for estimated future environmental costs are undiscounted and include amounts representing the Company’s estimate of unasserted claims, which the Company believes to be immaterial. The liability includes future costs for remediation and restoration of sites as well as any significant ongoing monitoring costs, but excludes any anticipated insurance recoveries.

Currently, the Company does not possess sufficient information to reasonably estimate the amounts of additional liabilities, if any, on some sites until completion of future environmental studies. In addition, conditions that are currently unknown could, at any given location, result in exposure, the amount and materiality of which cannot presently be reliably estimated. Based upon information currently available, however, the Company believes its environmental reserves are adequate to accomplish remedial actions to comply with present laws and regulations, and that the ultimate liability for these matters, if any, will not materially affect its overall results of operations, financial condition and liquidity.

Other

Other reserves of $93 million include liabilities for various claims, such as longshoremen disability claims, freight claims, and claims for property, automobile and general liability. These liabilities are accrued at the estimable and probable amount, in accordance with SFAS 5.

Longshoremen disability claims represent liability for assessments under Section 8f of the United States Longshore and Harbor Workers’ Compensation Act. These reserves have amounts accrued for second injury fund liabilities, which represent the non-medical portion of employee claims which are paid by the United States Department of Labor and are attributed to an earlier injury to the same employee.

Freight claims represent claims for both freight loss and damage and freight rate disputes. Freight loss and damage claims are liabilities that resulted in lost or damaged customer freight while being handled by the Company’s transportation services. Freight rate disputes represent liabilities for customer claims regarding the rate charged by the Company for its transportation services. Liabilities for freight rate disputes are recorded as a reduction of revenue.

The Company accrues for claims related to property, automobile and general liability. The Company is also required to maintain primary and state mandated coverage for company property and vehicle fleets. General liability is coverage for liability arising from operations of non-rail CSX subsidiaries.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7. Commitments and Contingencies

Lease Commitments

The Company has various lease agreements with other parties with terms up to 30 years. Non-cancelable, long-term leases generally include provisions for maintenance, options to purchase and options to extend the terms.

At December 29, 2006, minimum building and equipment rentals and commitments for vessels under these operating leases were as follows:

(Dollars in millions)
Years	Operating Leases	Sublease Income	Net Lease Commitments
2007	$252	$69	$183
2008	174	48	126
2009	135	37	98
2010	108	31	77
2011	75	17	58
Thereafter	305	96	209
Total	$1,049	$298	$751

Operating leases and an equal portion of sublease income include approximately $216 million relating to ongoing operating lease commitments for vessels and equipment, which have been subleased to Horizon Lines LLC (“Horizon”), a former subsidiary previously named CSX Lines. CSX believes Horizon will fulfill its contractual commitments with respect to such leases, and CSX will have no further liabilities for those obligations.

In addition to the commitments in the following table, the Company also has agreements covering equipment leased from Conrail. (See Note 17, Related Party Transactions, for a description of these commitments.)

	Fiscal Years
(Dollars in Millions)	2006	2005	2004
Rent Expense on Operating Leases	$514	$523	$567

The majority of rent expense on operating leases relates to net daily rental charges on railroad operating equipment, which are not long-term commitments. The Company recognizes rent expense associated with operating leases that include escalations over their term using the straight-line method.

Purchase Commitments

CSXT has a commitment under a long-term maintenance program that currently covers 40% of CSXT’s fleet of locomotives. The agreement is based on the maintenance cycle for each locomotive and is currently predicted to expire no earlier than 2026 and as late as 2031, depending upon when additional locomotives are placed in service. The costs expected to be incurred through the duration of the agreement fluctuate as locomotives are placed into or removed from service or as required maintenance is adjusted. CSXT may terminate the agreement at its option after 2012, although such action would trigger certain liquidated damages provisions. Under the program, CSXT paid $183 million, $170 million and $151 million during the fiscal years ended 2006, 2005 and 2004, respectively.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7. Commitments and Contingencies, continued

As a result of agreements executed in August 2005 and February 2006, CSXT has purchase obligations supporting a multi-year plan to acquire additional locomotives between 2006 and 2011. The amount of the ultimate purchase commitment depends upon the model of locomotive acquired and the timing of delivery. Annual payments under the long-term maintenance program and locomotive purchase obligations were estimated as follows:

Payments
(Dollars in Millions)
2007	$380
2008	441
2009	411
2010	252
2011	268
2012-2031	5,241

Total	$6,993

Additionally, the Company has various other commitments to purchase technology, communications, railcar maintenance and other services from various suppliers. The largest purchase obligation is for railcar maintenance of $79 million over the next two years. Annual payments under these additional purchase commitments were estimated as follows:

Payments
(Dollars in Millions)
2007	$89
2008	85
2009	40
2010	31
2011	5
2012-2031	6

Total	$256

Insurance

The Company maintains numerous insurance programs, most notably for third-party casualty liability and for Company property damage and business interruption with substantial limits. A specific amount of risk ($25 million per occurrence) is retained by the Company on the casualty program and non-catastrophic property damage. The Company retains $50 million of risk per occurrence for its catastrophic property coverage. For information on insurance issues resulting from the effects of Hurricane Katrina on the Company’s operations and assets, see Note 5, Hurricane Katrina.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7. Commitments and Contingencies, continued

Guarantees

CSX and its subsidiaries are contingently liable individually and jointly with others as guarantors of approximately $95 million in obligations principally relating to leased equipment, vessels and joint facilities used by the Company in its business operations. Utilizing the Company’s guarantee for these obligations allows the obligor to take advantage of lower interest rates and obtain other favorable terms. Guarantees are contingent commitments issued by the Company that could require CSX or one of its affiliates to make payment to or to perform certain actions for the beneficiary of the guarantee based on another entity’s failure to perform.

At December, 2006, the Company’s guarantees primarily related to the following:

1.	Guarantee of approximately $73 million of obligations of a former subsidiary, CSX Energy, in connection with a sale-leaseback transaction. CSX is, in turn, indemnified by several subsequent owners of the subsidiary against payments made with respect to this guarantee. Management does not expect that the Company will be required to make any payments under this guarantee for which CSX will not be reimbursed.

2.	Guarantee of approximately $8 million relating to leases assumed as part of the conveyance of its interest in Horizon. The Company believes Horizon will fulfill its contractual commitments with respect to such leases, and the Company will have no further liabilities for those obligations.

3.	Guarantee of approximately $13 million of lease commitments assumed by A.P. Moller-Maersk (“Maersk”) for which CSX is contingently liable. CSX believes Maersk will fulfill its contractual commitments with respect to such lease commitments, and CSX will have no further liabilities for those obligations.

As of December 29, 2006, the Company has not recognized any liabilities in its financial statements in connection with any guarantee arrangements. The maximum amount of future payments the Company could be required to make under these guarantees is the amount of the guarantees themselves.

Other Legal Proceedings

The Company is involved in routine litigation incidental to its business and is a party to a number of legal actions and claims, various governmental proceedings and private civil lawsuits, including, but not limited to, those related to environmental matters, FELA claims by employees, other personal injury claims, and disputes and complaints involving certain transportation rates and charges. Some of the legal proceedings include claims for compensatory as well as punitive damages, and others purported to be class actions. While the final outcome of these matters cannot be predicted with certainty, considering among other things the meritorious legal defenses available and liabilities that have been recorded along with applicable insurance, it is currently the opinion of CSX management that none of these items will have a material adverse effect on the results of operations, financial condition or liquidity of the Company. An unexpected adverse resolution of one or more of these items, however, could have a material adverse effect on the results of operations, financial condition or liquidity of the Company in a particular quarter or fiscal year.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. Employee Benefit Plans

General

The Company sponsors defined benefit pension plans principally for salaried, management personnel. The plans provide eligible employees with retirement benefits based predominantly on years of service and compensation rates near retirement. Employees hired after December 31, 2002 are covered by a cash balance plan, which provides benefits by utilizing interest and pay credits based upon age, service, and compensation.

In addition to these plans, CSX sponsors one post-retirement medical plan and one life insurance plan that provide benefits to full-time, salaried, management employees hired prior to January 1, 2003, upon their retirement if certain eligibility requirements are met. The post-retirement medical plan is contributory (partially funded by retirees), with retiree contributions adjusted annually. The life insurance plan is non-contributory.

	Summary of Participants as of January 1, 2006
	Pension Plans	Post-retirement Medical Plan
Active Employees	6,433	4,199
Retirees and Beneficiaries	10,834	10,987
Other (a)	6,031	264
Total	23,298	15,450

(a)	For pension plans, the other category consists of terminated but vested former employees. For post-retirement plans, the other category consists of employees on long-term disability that have not yet retired.

In September 2006, FASB issued SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132 (R) (“SFAS 158”), which changed the accounting rules for reporting and disclosures related to pension and other post-retirement benefit plans. Companies are now required to include on the balance sheet an additional asset or liability to reflect the funded status of retirement and other post-retirement benefit plans, and a corresponding after-tax adjustment to equity. Retroactive application of this accounting rule is prohibited; therefore, 2006 is presented as required by SFAS 158 and 2005 is presented as required under the accounting rules prior to SFAS 158. The adoption in 2006 had no effect on the computation of net periodic benefit expense for pensions and post-retirement benefits. Effective 2008, CSX will be required to change the measurement date for pension and post-retirement benefit plans from September 30 to the last day of the fiscal year.

As currently permitted by SFAS 87, Employers Accounting for Pensions (“SFAS 87”), the Company has elected to use a plan measurement date of September 30 to actuarially value its pension and post-retirement plans.

The Company engages independent, external actuaries to compute the amounts of liabilities and expenses relating to these plans subject to the assumptions that the Company selects.

The benefit obligation for these plans represents the liability of the Company for current and retired employees and is affected primarily by the following:

•	Service cost (benefits attributed to employee service during the period)

•	Interest cost (interest on the liability due to the passage of time)

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. Employee Benefit Plans, continued

•	Actuarial gains/losses (experience during the year different from that assumed and changes in plan assumptions)

•	Benefits paid to participants

Pension Protection Act of 2006

In August 2006, the President of the United States signed the Pension Protection Act of 2006 into law. Included in this legislation were changes to the method of valuing pension plan assets and liabilities for funding purposes, as well as the minimum funding levels required by 2008. CSX is determining what impact the new requirements will have on the Company’s future cash flow; however, initial estimates forecast a 2008 unfunded liability of approximately $185 million after tax. This estimate will be affected by future contributions, investment returns on plan assets, and interest rates. Under the transition rules provided, CSX must begin funding of this shortfall no later than 2009, and must complete the funding by 2014. The Company anticipates funding pension contributions with cash from operations.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

As required by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“The Act”), the Company has determined that its medical plan’s prescription drug benefit qualifies as actuarially equivalent to the benefit that would be paid under the Act.

The Company has applied for the tax free 28% federal reimbursement of total prescription drug claims from $250 to $5,000 paid after December 31, 2005, and received $4 million in reimbursement in 2006.

Cashflows

Plan assets are amounts that had been segregated and restricted to provide benefits, and include amounts contributed by the Company and amounts earned from investing contributions, less benefits paid. The Company funds the cost of the post-retirement medical and life insurance benefits on a pay-as-you go basis. CSX expects to make cash contributions of approximately $8 million to its pension plans in 2007.

The benefits as of December 29, 2006, expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter were as follows:

	Expected Cash Flows
(Dollars in Millions)	Pension Benefits	Post-retirement Benefits
2007	$129	$44
2008	130	43
2009	132	42
2010	132	40
2011	132	39
Thereafter	653	162

Total	$1,308	$370

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. Employee Benefit Plans, continued

Plan Assets

Asset management for the pension fund is founded on an asset allocation strategy that was developed using asset return simulation in conjunction with projected plan liabilities. The allocation seeks maximization of returns within the constraints of acceptable risks considering the long-term investment horizon. CSX has established a target allocation of 60% equity and 40% fixed income investments.

The distribution of pension plan assets as of the measurement date is as follows:

	September 30, 2006		September 30, 2005
(Dollars in Millions)	Amount	Percent of Total Assets	Amount	Percent of Total Assets

Common Stocks	$900	60%	$928	60%
Fixed Income	598	39%	591	39%
Cash and Cash Equivalents	13	1%	17	1%

Total	$1,511	100%	$1,536	100%

The Company provides investment guidelines to both the plan’s fixed income and equity fund managers. Within the broad asset classes that comprise the plan’s investments, common stocks were diversified based on allocations to domestic and foreign stocks as mandated by the Company. Allocations were maintained within 3% of targets. The U.S. stock segment includes style diversification among managers of large capitalization stocks and small capitalization stocks. The Company limits industry sectors, outlines individual stock issuer concentration and monitors the use of derivatives and CSX securities.

Fixed income securities were diversified across fund managers and investment style and were benchmarked to a long duration index. The Company specifies the types of allowable investments such as government, corporate and asset-backed bonds, and limits diversification between domestic and foreign investments and the use of derivatives. Additionally, the Company stipulates minimum credit quality constraints and any prohibited securities.

Individual investments or fund managers were selected carefully in accordance with standards of prudence as it applies to asset diversification and investment suitability. Monitoring fund investment performance is ongoing. Acceptable performance is determined in the context of the long-term return objectives of the fund and appropriate asset class benchmarks.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. Employee Benefit Plans, continued

Benefit Obligation and Plan Asset Information

The following is a reconciliation of the beginning and ending balances of the benefit obligation and the fair value of plan assets as of year end:

	Pension Benefits		Post-retirement Benefits
(Dollars in Millions)	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005

Actuarial Present Value of Benefit Obligation
Accumulated Benefit Obligation	$1,942	$1,947	N/A	N/A
Projected Benefit Obligation	2,075	2,078	$398	$444

Change in Projected Benefit Obligation:
Projected Benefit Obligation at Beginning of Plan Year	$2,078	$1,941	$444	$509
Service Cost	36	34	7	8
Interest Cost	105	107	21	24

Impact of Plan Changes/Special Termination Benefits	—	2	—	—
Plan Participants’ Contributions	—	—	16	14
Actuarial (Gain)/Loss	2	141	(35)	(58)
Benefits Paid	(146)	(147)	(55)	(53)

Benefit Obligation at End of Plan Year	$2,075	$2,078	$398	$444

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Plan Year	$1,536	$1,458	N/A	N/A
Actual Return on Plan Assets	99	210	N/A	N/A
Employer Contributions	22	15	$39	$39
Plan Participants’ Contributions	—	—	16	14
Benefits Paid	(146)	(147)	(55)	(53)

Fair Value of Plan Assets at End of Plan Year	$1,511	$1,536	$—	$—

Funded Status at end of Plan Year	$(564)	$(542)	$(398)	$(444)

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. Employee Benefit Plans, continued

Funded Status and Amounts Recognized in Consolidated Balance Sheets

The funded status, or amount by which the benefit obligation exceeds the fair value of plan assets, represents a liability. At December 29, 2006, the status of CSX plans was as follows:

	Aggregate Projected Benefit Obligation	Aggregate Fair Value of Plan Assets
For plans with a projected benefit obligation in excess of plan assets	2.3 billion	1.5 billion

For plans with an accumulated benefit obligation in excess of plan assets	2.2 billion	1.5 billion

Effective 2006, SFAS 158 required that companies recognize a balance sheet asset or liability for each of their pension and other post-retirement benefit plans equal to the funded status of the plan, as shown above.

For 2005, a liability was recognized if net periodic pension cost recognized exceeds amounts the employer had contributed to the plan. An asset was recognized if net periodic pension cost was less than amounts the employer had contributed to the plan. 2006 pension liability was equal to the funded status of the plans, to reflect the change in presentation from applying SFAS 158.

The following table shows the reconciliation of the funded status of the Company’s plans with the amount recorded in the Consolidated Balance Sheets:

	Pension Benefits		Post-retirement Benefits
(Dollars in Millions)	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005

Funded Status	$(564)	$(542)	$(398)	$(444)
Unrecognized Actuarial Loss	—	477	—	114
Unrecognized Prior Service Cost	—	23	—	(14)
Fourth Quarter Activity:
Employer Contributions to Pension Plans	24	4	—	—
Net Post-retirement Benefits Paid	—	—	10	11

Net Amount Recognized in Consolidated Balance Sheet	$(540)	$(38)	$(388)	$(333)

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. Employee Benefit Plans, continued

Net Periodic Benefit Expense

The following table describes the components of net periodic benefit expense.

	Pension Benefits			Post-retirement Benefits
	Fiscal Years			Fiscal Years
(Dollars in Millions)	2006	2005	2004	2006	2005	2004

Service Cost	$36	$34	$37	$7	$8	$9
Interest Cost	105	107	111	21	24	25
Expected Return on Plan Assets	(117)	(120)	(130)	—	—	—
Amortization of Prior Service Cost	4	4	4	(5)	(5)	(6)
Amortization of Net Loss	34	21	14	7	13	15

Net Periodic Benefit Cost	$62	$46	$36	$30	$40	$43
Special Termination Benefits—Workforce Reduction Program /Curtailments	—	—	6	—	—	18

Net Periodic Benefit Expense Including Termination Benefits	$62	$46	$42	$30	$40	$61

Due to the termination of employees under the management restructuring plan (see Note 15, Management Restructuring), a curtailment occurred in CSX’s pension plan and post-retirement medical plan. The estimated cost of the curtailments of $24 million was included in the management restructuring charge for the fiscal year 2004. Due to the curtailments, the Company was required to update its measurement of the assets and obligations of these plans, which affected the net periodic benefit costs beginning in 2004. A substantial portion of benefits provided under the management restructuring initiatives was paid from assets of the Company’s defined benefit pension plans.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. Employee Benefit Plans, continued

Pension and OPEB Adjustments

During 2006 and 2005, CSX recorded changes in its pension liabilities, which included 42% of the change in the pension liability for Conrail, its equity investee. The following table shows the pre-tax change in other comprehensive income (loss) attributable to the components of net expense and the change in benefit obligation.

	Pension Benefits		Post-retirement Benefits
Components of Other 2006 Comprehensive Income (loss)	December 2006 Income (Loss)	December 2005 Income (Loss)	December 2006 Income (Loss)	December 2005 Income (Loss)
(Dollars in Millions)
Gains (Losses)
Recognized During the Period	$62	$9	$71	—
Recognized as a Component of Net Periodic Benefit Cost (a)	34	21	7	13
Prior Service Cost
Recognized During the Period	19	—	(8)	—
Recognized as a Component of Net Periodic Benefit Cost (b)	4	4	(5)	(5)
Increase in Pension Liability Included in Other Comprehensive Income Prior to Adoption of SFAS 158	2	6	—	—

Effect of Adoption of SFAS 158 (after tax)	44	N/A	39	N/A

(a) The estimated amount to be expensed for 2007 is $30 million for pension benefits and $4 million for post-retirement benefits.

(b) The estimated amount to be expensed for 2007 is $4 million for pension benefits and a $5 million expense reduction for post-retirement benefits.

The balance as of December 2006 of pre-tax amounts to be amortized in the future that are included in Accumulated Other Comprehensive Income (a component of Stockholders’ Equity) are listed below:

	Pension Benefits	Post-retirement Benefits
(Gains)/Losses	$463	$71
Prior Service Costs	19	(8)

Total	$482	$63

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. Employee Benefit Plans, continued

Incremental Effect to the Balance Sheet

The following table illustrates the incremental effect of applying SFAS 158 on individual items on the Company’s Consolidated Balance Sheet at December 29, 2006:

	Balance prior to adoption of SFAS 158 and the minimum pension liability adjustment	Increase (Decrease) Minimum liability adjustment	Balance prior to adoption of SFAS 158	Increase (Decrease) SFAS 158 adoption adjustments	Ending balance after adoption of SFAS 158
(Dollars in Millions)
Intangible Assets	$23	$(4)	$19	$(19)	$—
Pension Assets	105	(31)	74	(74)	—
Investment in Conrail	599	—	599	8	607
Total Assets	25,249	(35)	25,214	(85)	25,129

Post-retirement Benefits Liability	322	3	325	63	388
Pension Benefits Liability	587	(34)	553	(13)	540
Deferred Income Taxes	6,161	1	6,162	(52)	6,110
Total Liabilities	16,219	(30)	16,189	(2)	16,187

Retained Earnings	7,430	(3)	7,427	—	7,427
Accumulated Other Comprehensive Income	(307)	(2)	(309)	(83)	(392)
Total Stockholder Equity	9,030	(5)	9,025	(83)	8,942
Total Liabilities and Equity	$25,249	$(35)	$25,214	$(85)	$25,129

Assumptions

Weighted-average assumptions used in accounting for the plans were as follows:

	Pension Benefits		Post-retirement Benefits
	2006	2005	2006	2005
Expected Long-term Return on Plan Assets:
Benefit Cost for Plan Year	8.50%	8.50%	N/A	N/A
Benefit Obligation at End of Plan Year	8.50%	8.50%	N/A	N/A

Discount Rates:
Benefit Cost for Plan Year	5.25%	5.75%	5.00%	5.00%
Benefit Obligation at End of Plan Year	5.75%	5.25%	5.50%	5.00%

Salary Scale Inflation	4.10%	3.60%	4.10%	3.60%

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. Employee Benefit Plans, continued

The net post-retirement benefit obligation was determined using the following assumptions for health care cost trend rate for medical plans. The rate is assumed to gradually decrease to 4.5% by 2014. Additionally, there are cost differentials between Medicare and Non-Medicare eligible individuals which is reflected below.

	Post-retirement Benefits
	2006	2005
Health Care Cost Trend Rate

Components of Benefit Cost: Non-Medicare Eligible	11%	12%
Components of Benefit Cost: Medicare Eligible	12%	13%

Benefit Obligations: Non-Medicare Eligible	10%	11%
Benefit Obligations: Medicare Eligible	11%	12%

For every 1% change in the assumed health care cost trend rate, service and interest cost will change $1 million (Income Statement impact) and the Company’s benefit obligation will change $13 million (Balance Sheet impact).

Other Plans

The Company maintains savings plans for virtually all full-time salaried employees and certain employees covered by collective bargaining agreements. Expense associated with these plans was $18 million, $19 million and $15 million for 2006, 2005 and 2004, respectively.

Under collective bargaining agreements, the Company participates in a multi-employer benefit plan, which provides certain postretirement health care and life insurance benefits to eligible contract employees. Premiums under this plan are expensed as incurred and amounted to $30 million in 2006, $30 million in 2005 and $24 million in 2004.

NOTE 9. Debt and Credit Agreements

Debt was as follows:

(Dollars in Millions)	Maturity	Average Interest Rates at December 29, 2006	December 29, 2006	December 30, 2005
Notes	2007-2043	6.9%	$4,924	$4,891
Convertible Debentures, net of $75 and $80 discount, respectively	2021	1.0%	473	468
Equipment Obligations	2007-2015	6.9%	446	549
Other Obligations, Including Capital Leases	2007-2015	6.5%	111	121

Total Long-term Debt (including current portion)			5,954	6,029

Less Debt Due within One Year			(592)	(936)

Total Long Term Debt (excluding current portion)			$5,362	$5,093

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9. Debt and Credit Agreements, continued

Debt Repurchased

In June 2005, CSX repurchased $1.0 billion of its publicly-traded notes listed below.

Notes	Principal Amount Outstanding	Aggregate Principal Amount of Tendered Notes Accepted for Purchase
(Dollars in Millions)
CSX 2.75% Notes due 2006	$200	$186
CSX 9% Notes due 2006	300	206
CSX Floating Rate Notes due 2006	300	58
CSX 8.625% Notes due 2022	200	84
CSX 7.95% Notes due 2027	500	227
CSX 8.10% Notes due 2022	150	57
CSX 7.25% Notes due 2027	250	167
CSX 7.90% Notes due 2017	400	15
	$2,300	$1,000

The consideration paid for these notes totaled $1.2 billion, including a pre-tax charge of $192 million for costs to repurchase the debt which primarily reflects the market value above original issue value. CSX used net cash proceeds from the disposition of CSX’s International Terminals business in 2005, along with cash on hand, to finance this repurchase.

Debt Issuance

In September 2006, CSX issued $400 million of notes, which bear interest at 6% and mature on October 1, 2036. These notes were included in the Consolidated Balance Sheets under Long-term Debt and may be redeemed by CSX at any time. CSX does not have any intention to redeem the notes within the next 12 months.

Convertible Debentures

In October 2001, CSX issued $564 million aggregate principal amount at maturity in unsubordinated zero coupon convertible debentures (the “debentures”) due October 30, 2021 for an initial offering price of approximately $462 million. The carrying value of outstanding debentures was $473 million and $468 million, at December 29, 2006 and December 30, 2005, respectively. These debentures accrete (increase) in value at a yield to maturity of 1% per year. The accretion rate may be reset on October 30, 2007, October 30, 2011, and October 30, 2016 to a rate based on five-year United States Treasury Notes minus 2.8%. In no event, however, will the yield to maturity be reset below 1% or above 3% per annum. Accretion in value on the debentures is recorded for each period, but will not be paid prior to maturity.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9. Debt and Credit Agreements, continued

In October 2006 and 2005, holders had the option to require CSX to purchase their debentures at a purchase price equal to the accreted value of $861.03 and $852.48 per $1,000 principal amount, respectively, at maturity. As a result, CSX purchased an immaterial aggregate principal amount at maturity of the debentures with cash on hand. Similarly, the debentures allow holders to require CSX to purchase their debentures in October 2008, October 2011, and October 2016, at a purchase price equal to the accreted value of the debentures at the time. At December 29, 2006, the debentures were classified in Long-term Debt in the Consolidated Balance Sheets. CSX may redeem the debentures for cash at any time on or after October 30, 2008, at a redemption price equal to the accreted value of the debentures.

Holders may, in addition, convert their debentures into shares of CSX’s common stock at a conversion rate of 35.49 common shares per $1,000 principal amount of debentures, subject to customary anti-dilution adjustments, if any of the following conditions were satisfied:

•

If the closing sale price of CSX’s common stock, for at least 20 trading days in the 30 trading day period ending on the trading day before the conversion date, is more than 120% (which percentage will decline over the life of the debentures to 110% in accordance with the terms of the debentures) of the accreted conversion price per share of CSX’s common stock at that preceding trading day;

•	If CSX’s senior unsecured credit ratings are downgraded by Moody’s Investors Service, Inc. to below Ba1 and by Standard & Poor’s Rating Services to below BB+;

•	If CSX has called the debentures for redemption (which may occur no sooner than October 30, 2008); or

•	Upon the occurrence of specified corporate transactions.

The accreted conversion price of the debentures at December 29, 2006 was $862.44 and the threshold price to be met in order to convert the debentures into common stock was $28.55 per common share.

Short-term Debt Balances and Rates

(Dollars in Millions)	December 29, 2006	December 30, 2005
Short-term Debt	$8	$1
Weighted Average Interest Rates	6.07%	4.47%

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9. Debt and Credit Agreements, continued

Long-term Debt Maturities

(Dollars in Millions) Fiscal Years Ending	Maturities as of December 2006
2007	$595
2008	1,092
2009	291
2010	77
2011	575
2012 and Thereafter	3,323

Total Long-term Debt Maturities	5,953
Fair market value of interest rate swap included in Current Maturities of Long-term Debt	(3)
Fair market value of interest rate swap included in Long-term Debt	4

Total Long-term Debt (including current portion)	$5,954

Credit Facilities

CSX has a $1.25 billion five-year unsecured revolving credit facility expiring in May 2011, a $15 million secured revolving credit facility expiring in May 2011, and a $16.9 million 364-day unsecured revolving credit facility expiring in August 2007. The $1.25 billion and $15 million facilities were entered into in May 2006, and the $16.9 million facility was entered into in August 2006, on terms substantially similar to the facilities they replaced. The $1.25 billion facility expires in May 2011, but CSX may, with the consent of the lenders, in each of May 2007 and 2008, extend the maturity date of the facility by an additional year. Generally, these facilities may be used for general corporate purposes, to support CSX’s commercial paper, and for working capital.

Additionally, with the approval of the lending banks, CSX may increase its total borrowing capacity by $500 million, from $1.25 billion to up to $1.75 billion. The amount of the credit facilities drawn on as of December 29, 2006 was $8.3 million. Commitment fees and interest rates payable under the facility were similar to fees and rates available to comparably rated investment-grade borrowers.

In 2006, CSX paid approximately $3 million for total fees associated with the undrawn facilities. These credit facilities allow for borrowings at floating (LIBOR-based) interest rates, plus a spread, depending upon CSX’s senior unsecured debt ratings. LIBOR is the London Interbank Offered Rate which is a daily reference rate based on the interest rates at which banks offer to lend unsecured funds. At December 29, 2006, CSX was in compliance with all covenant requirements under the facility.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9. Debt and Credit Agreements, continued

Fair Value of Financial Instruments

Fair values of the Company’s financial instruments were estimated by reference to quoted prices from market sources and financial institutions, as well as other valuation techniques. Long-term debt is the only financial instrument of the Company with fair values significantly different from their carrying amounts. The fair value of long-term debt has been estimated using discounted cash flow analysis based upon the Company’s current incremental borrowing rates for similar types of financing arrangements.

(Dollars in Billions)	December 29, 2006	December 30, 2005
Long Term Debt Including Current Maturities:
Fair Value	$6.6	$6.7
Carrying Value	$6.0	$6.0

NOTE 10. Other Income and Supplemental Data

Other Income consists of the following:

	Fiscal Years
(Dollars in Millions)	2006	2005	2004
Interest Income	$41	$38	$21
Income from Real Estate and Resort Operations (a)	24	85	47
Gain on Conrail Property (After Tax) (b)	26	—	16
Minority Interest	(21)	(19)	(16)
Miscellaneous (c)	25	(3)	4

Total Other Income	$95	$101	$72

Gross Revenue from Real Estate and Resort Operations Included in Other Income above	$193	$262	$217

(a) Income from Real Estate and Resort Operations includes the results of operations from CSX Hotels, Inc., a resort doing business as The Greenbrier, located in White Sulphur Springs, West Virginia, as well as the results of the company’s real estate sales, leasing, acquisition, and management and development activities.

(b) This item represents a non-cash gain on additional Conrail property value received.

(c) Miscellaneous income includes the income from several CSX owned or partially owned companies and other items.

Supplemental data consists of the following:

Operating Expense of $7.4 billion, $7.1 billion and $7.0 billion included Selling, General & Administrative Expenses of $487 million, $492 million and $434 million for fiscal years 2006, 2005 and 2004, respectively.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11. Properties

The Company’s properties were as follows:

	December 29, 2006			December 30, 2005
(Dollars in Millions)	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net

Rail:
Road	$19,741	$3,342	$16,399	$18,861	$3,208	$15,653
Equipment	6,567	2,666	3,901	6,357	2,482	3,875

Total Rail	26,308	6,008	20,300	25,218	5,690	19,528

Intermodal	559	321	238	528	284	244

Total Surface Transportation	26,867	6,329	20,538	25,746	5,974	19,772
Other	848	463	385	792	401	391

Total Properties	$27,715	$6,792	$20,923	$26,538	$6,375	$20,163

NOTE 12. Other Long-term Assets and Other Long-term Liabilities

Other Long-term Assets

Other Long-term Assets consisted of the following:

(Dollars in Millions)	December 29, 2006	December 30, 2005

Long-term Income Taxes Receivable (a)	$348	$320
Goodwill (b)	73	64
Other Long-term Assets	54	69
Available for Sale Securities (c)	44	65
Real Estate Development Costs	39	37
Debt Issuance Costs	30	31
Long Term Deposits	3	77
Pension Plan Assets (d)	—	127

Total Other Long-term Assets	$591	$790

(a) Long-term income tax receivable includes amounts on deposit with the internal revenue service, bonds and other unpaid claims of income taxes.

(b) Goodwill represents the purchase price in excess of the fair value of identifiable tangible and intangible assets.

(c) Available for sale securities include investments in marketable securities that mature in greater than one year.

(d) See Note 8, Employee Benefit Plans, for a discussion on changes in pension assets.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 12. Other Long-term Assets and Other Long-term Liabilities, continued

Other Long-term Liabilities

Other Long-term Liabilities consisted of the following:

(Dollars in Millions)	December 29, 2006	December 30, 2005
Long-term Pension Plan Liability (a)	$529	$554
Post-retirement Benefit Liability (a)	345	287
Long-term Deferred Gains	200	203
Long-term Income Taxes Payable	105	85
Other Long-term Liabilities	95	132
Accrued Deferred Compensation	90	84
Minority Interest	89	68
Deferred Lease Payments	53	35
Accrued Sick Leave	19	23
Total Other Long-term Liabilities	$1,525	$1,471

(a) See Note 8, Employee Benefit Plans for a discussion on pension and post-retirement benefit liability.

NOTE 13. Income Taxes

Earnings from Continuing Operations before Income Taxes of $1.8 billion, $1.0 billion and $637 million for fiscal years 2006, 2005, and 2004, respectively represent earnings from domestic operations.

The significant components of deferred tax assets and liabilities include:

	December 29, 2006		December 30, 2005
(Dollars in Millions)	Assets	Liabilities	Assets	Liabilities
Employee Benefit Plans	$498	$—	$429	$—
Accelerated Depreciation	—	6,464	—	6,324
Other	580	473	530	493
Total	$1,078	$6,937	$959	$6,817
Net Deferred Tax Liabilities		$5,859		$5,858

The primary factors in the change in year-end net deferred income tax liability balances include:

•	Annual provision for deferred income tax expense;

•	Adjustments to Accumulated Other Comprehensive Loss; and

•	Deferred income taxes attributable to additional gains recognized on Conrail property received.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13. Income Taxes, continued

The Company files a consolidated federal income tax return, which includes its principal domestic subsidiaries. Examinations of the federal income tax returns of CSX have been completed through 1998. Federal income tax returns for 1999 through 2005 currently are under examination. Management believes adequate provision has been made for any adjustments that might be assessed.

The breakdown of income tax expense (benefit) between current and deferred is as follows:

	Fiscal Years
(Dollars in Millions)	2006	2005	2004
Current:
Federal	$458	$350	$66
State	31	12	14
Total Current	489	362	80
Deferred:
Federal	15	33	139
State	27	(79)	—
Total Deferred	42	(46)	139
Total	$531	$316	$219

Income tax expense reconciled to the tax computed at statutory rates is as follows:

	Fiscal Years
(Dollars in Millions)	2006		2005		2004
Tax at Statutory Rates	$644	35%	$362	35%	$223	35%
State Income Taxes	37	2%	(44)	-4%	9	1%
Equity in Conrail Earnings	(14)	-1%	(9)	-1%	(16)	-3%
Prior Year Resolutions	(132)	-7%	(1)	0%	—	0%
Other Items	(4)	0%	8	0%	3	1%
Income Tax Expense/Rate	$531	29%	$316	30%	$219	34%

The change in the 2006 effective income tax rate compared to the prior year is primarily attributed to the resolution of prior year items including the resolution of federal income tax audits. The net state tax impact of these resolutions of $15 million is included on the state income taxes line above. The 2005 effective rate decreased from 2004 as a result of the Ohio legislative change that gradually eliminates the Ohio corporate franchise tax.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14. Derivative Financial Instruments

CSX used derivative financial instruments to manage its overall exposure to fluctuations in interest rates and fuel costs.

Interest Rate Swaps

CSX entered into various interest rate swap agreements on the following fixed and variable rate notes:

Maturity Date	Notional Amount (Millions)	Fixed Interest Rate	Variable Rate at December 29, 2006	Variable Rate at December 30, 2005

Fixed Rate Notes
May 1, 2007	$450	7.45%	8.59%	7.65%
May 1, 2032	150	8.30%	6.96%	5.84%
Total/Average	$600	7.66%

Variable Rate Note
June 30, 2011	40	5.43%	5.37%

Under the fixed rate agreements, CSX will pay variable interest based on LIBOR in exchange for a fixed rate, effectively transforming the notes to floating rate obligations. In contrast, under the variable rate agreement, CSX will pay a fixed interest in exchange for a variable rate based on LIBOR. The interest rate swap agreements were designated and qualified as fair value hedges, and the gain or loss on the derivative instrument, as well as the offsetting gain or loss on the fixed rate note attributed to the hedged risk, were recognized in current earnings during the period of change in fair values. Hedge effectiveness was measured at least quarterly based on the relative change in fair value of the derivative contract, in comparison with changes over time in the fair value of the fixed rate notes. Any change in fair value resulting from ineffectiveness, as defined by SFAS 133, Accounting For Derivative Instruments and Hedging Activities (“SFAS 133”), was recognized immediately in earnings.

CSX’s interest rate swaps qualified as perfectly effective fair value hedges, as defined by SFAS 133. As such, there was no ineffective portion to the hedge recognized in earnings during the current or prior year periods. Total debt was increased by $1 million for the fair market value of the interest rate swap agreements based upon quoted market prices at December 29, 2006 and December 30, 2005, respectively. Fair value adjustments are non-cash transactions and, accordingly, had no cash impact on the Consolidated Cash Flow Statements.

The differential to be paid or received under these agreements is accrued based on the terms of the agreements and is recognized in interest expense over the term of the related debt. The related amounts payable to or receivable from counterparties were included in other current liabilities or assets. Cash flows related to interest rate swap agreements were classified as Operating Activities in the Consolidated Cash Flow Statements. CSX increased interest expense by approximately $2 million for the fiscal year ended December 29, 2006, and reduced interest expense by approximately $12 million for the fiscal year ended December 20, 2005, as a result of the interest rate swap agreements that were in place during each period.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14. Derivative Financial Instruments, continued

The counterparties to the interest rate swap agreements expose CSX to credit loss in the event of non-performance. CSX does not anticipate non-performance by the counterparties.

Fuel Hedging

In 2003, CSX began a program to hedge its exposure to fuel price volatility through swap transactions. In the third quarter of 2004, CSX suspended entering into new swaps in its fuel hedge program. All outstanding fuel hedge contracts expired in July 2006. The fuel hedge program was gradually replaced with a fuel surcharge program that allows CSX to recover some of its increased fuel costs through programmatic changes to its transportation charges as the price of fuel rises and falls. The fuel surcharge program has up to this point provided the Company with financial protection for fluctuations in fuel costs in lieu of fuel hedging. CSX will continue to monitor and assess the global fuel marketplace to decide if and when to resume hedging under the program.

The fuel hedge program was established to manage exposure to fuel price fluctuations. The program limited fuel hedges to a 24-month duration and a maximum of 80% of CSXT’s average monthly fuel purchased for any month within the 24-month period, and placed the hedges among selected counterparties. Fuel hedging activity favorably impacted fuel expense for the fiscal years 2006, 2005, and 2004 by $55 million, $249 million, and $63 million, respectively. Ineffectiveness, or the extent to which changes in the fair values of the fuel swaps did not offset changes in the fair values of the expected fuel purchases, was immaterial.

These instruments qualified, and were designated by management, as cash-flow hedges of variability in expected future cash flows attributed to fluctuations in fuel prices. The fair values of fuel derivative instruments were determined based upon current fair market values as quoted by third party dealers and were recorded on the Consolidated Balance Sheets with offsetting adjustments to Accumulated Other Comprehensive Loss, a component of Shareholders’ Equity. Amounts were reclassified from Accumulated Other Comprehensive Loss to fuel expense as the underlying fuel that was hedged was consumed by rail operations. The fair value of fuel derivative instruments based upon quoted market prices was $51 million as of December 30, 2005. There were no fuel hedge contracts outstanding at December 29, 2006. Fair value adjustments are non-cash transactions and, accordingly, had no cash impact on the Consolidated Cash Flow Statements.

NOTE 15. Management Restructuring

CSX incurred restructuring charges related to the November 2003 restructuring plan designed to streamline the management structure, eliminate organizational layers and realign certain functions. For the fiscal year 2004, the Company recorded expense of $71 million for separation expense, pension and post-retirement benefit curtailment charges, stock compensation expense and other related expenses. The restructuring initiatives reduced the management workforce by 863 positions as of December 31, 2004. The Company did not record any restructuring charges during the fiscal years 2005 and 2006.

The total cost of the program was $105 million. The majority of separation benefits were paid from CSX’s qualified pension plan, with the remainder paid from general corporate funds.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 16. Business Segments

The Company operates primarily in two business segments: rail and intermodal. The rail segment provides rail freight transportation over a network of approximately 21,000 route miles in 23 states, the District of Columbia and the Canadian provinces of Ontario and Quebec. The intermodal segment provides integrated rail and truck transportation services and operates a network of dedicated intermodal facilities across North America. The Company’s segments are strategic business units that offer different services and are managed separately. The rail and intermodal segments are also viewed on a combined basis as Surface Transportation operations.

The Company evaluates performance and allocates resources based on several factors, of which the primary financial measures are business segment operating income and operating ratio. The accounting policies of the segments are the same as those described in Nature of Operations and Significant Accounting Policies (see Note 1, Nature of Operations and Significant Accounting Policies).

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 16. Business Segments, continued

Consolidated operating income includes the results of operations of Surface Transportation and other operating income. Other operating income includes the gain amortization on the CSX Lines conveyance, net sublease income from assets formerly included in the Company’s Marine Services segment, and other items.

Business segment information for the fiscal years 2006, 2005 and 2004 was as follows:

	Fiscal Years

(Dollars in Millions)	2006	2005	2004

Revenue from External Customers:
Rail	$8,154	$7,256	$6,694
Intermodal	1,412	1,362	1,346

Consolidated	$9,566	$8,618	$8,040

Operating Income:
Rail	$1,858	$1,301	$841
Intermodal	268	248	152
Other	12	1	7

Consolidated	$2,138	$1,550	$1,000

Assets:
Rail	$24,077	$23,182	$22,932
Intermodal	276	305	313
Other	43	123	717
Investment in Conrail	607	603	574
Elimination of Intersegment Payables (Receivables)	(78)	(77)	(57)
Non-segment Assets	204	96	126

Consolidated	$25,129	$24,232	$24,605

Depreciation Expense:
Rail	$818	$779	$664
Intermodal	38	39	38
Other	1	8	9

Consolidated	$857	$826	$711

Property Additions:
Rail	$1,592	$1,091	$973
Intermodal	28	25	22
Other	—	5	8
Non-Segment	19	15	27

Consolidated	$1,639	$1,136	$1,030

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17. Related Party Transactions

Through a limited liability company, CSX and Norfolk Southern Corporation (“NS”) jointly own Conrail Inc. (“Conrail”), whose primary subsidiary is Consolidated Rail Corporation (“CRC”). CSX has a 42% economic interest and 50% voting interest in the jointly owned entity, and NS has the remainder of the economic and voting interests. Pursuant to the Accounting Principle Board (“APB”) Opinion 18, The Equity Method of Accounting for Investments in Common Stock, CSX applies the equity method of accounting to its investment in Conrail.

In August 2004, CSX, NS and Conrail completed a reorganization of Conrail referred to as the Conrail spin-off transaction, which established direct ownership and control by CSXT and Norfolk Southern Railway (“NSR”) of two former CRC subsidiaries, New York Central Lines LLC (“NYC”) and Pennsylvania Lines LLC (“PRR”), respectively. Prior to the Conrail spin-off transaction, CSXT operated the routes and used the assets of NYC, and NSR operated the routes and used the assets of PRR, each in accordance with separate operating and lease agreements. Pursuant to the Conrail spin-off transaction, the operating and lease agreements were terminated and NYC and PRR were merged into CSXT and NSR, respectively. The rail infrastructure that Conrail continues to own and operate for the joint benefit of CSXT and NSR is known as the shared asset area (“Shared Asset Areas”).

In 2004, as a result of the transaction, the Company recognized a net gain of $16 million, after tax, which was included in Other Income. This net gain represented the fair value write-up of the assets and liabilities (“net assets”) received in excess of the book value of the net assets surrendered. Likewise, in 2006, the Company recognized, in Other Income, a net gain of $26 million, after tax, related to additional property value received from Conrail in connection with the 2004 transaction. This also increased properties by $75 million, increased deferred income taxes by $29 million and decreased the investment in Conrail by $20 million in the Consolidated Balance Sheet.

In accordance with EITF 01-2, Interpretation of APB Opinion 29, which provides guidance on how to account for non-monetary transactions, the Company concluded that it was appropriate to use the fair value of the net assets received as that was more clearly evident than the fair value of the assets surrendered. The fair-value was based on an independent appraisal of the distribution.

After the transaction, CSX’s investment in Conrail no longer includes the amounts related to NYC and PRR. Instead the assets and liabilities of NYC were reflected in their respective line items in CSX’s Consolidated Balance Sheet.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17. Related Party Transactions, continued

Accounting and Financial Reporting Effects

The following table illustrates the pro forma effect on the Consolidated Income Statements as if the spin-off transaction had been completed as of the beginning of 2004:

(Dollars in Millions, Except Per Share Amounts)	As reported	Effect of Spin-off	Unaudited Pro Forma
Operating Revenue	$8,040	$—	$8,040
Earnings from Continuing Operations	418	21	439
Discontinued Operations	(79)	—	(79)

Net Earnings	339	21	360

Earnings Per Share, Assuming Dilution:
From Continuing Operations	0.94	0.05	0.99
Discontinued Operations	(0.18)	—	(0.18)

Net Earnings	$0.76	$0.05	$0.81

Through August 2004 (prior to the spin-off transaction), the Company’s rail and intermodal operating revenue included revenue from traffic moving on the Conrail property. Operating expenses included costs incurred to handle such traffic and to operate the Conrail lines. Rail operating expense included an expense category, “Conrail Rents, Fees and Services,” which reflected:

•	Right-of-way usage fees to Conrail;

•	Equipment rental payments to Conrail;

•	Transportation, switching and terminal service charges in the Shared Assets Areas;

•

Amortization of the fair value write-up arising from the acquisition of Conrail and certain other adjustments. The amortization primarily represents the additional after tax depreciation expense related to the write-up of Conrail’s fixed assets when the original purchase price, from the 1997 acquisition, was allocated based on fair value; and

•	CSX’s 42% share of Conrail’s income.

Conrail will continue to own, manage and operate the Shared Assets Areas for the joint benefit of CSXT and NSR. The spin-off transaction, however, effectively decreased rents paid to Conrail after the transaction date, as some assets previously leased from Conrail are now owned by CSXT and NSR.

The following table details the amounts included in the Company’s Consolidated Income Statements under Conrail Rents, Fees and Services:

	Fiscal Years

(Dollars in Millions)	2006	2005	2004

Rents, Fees and Services	$91	$97	$280
Purchase Price Amortization and Other	4	4	35
Equity in Income of Conrail	(20)	(36)	(59)

Total Conrail Rents, Fees and Services	$75	$65	$256

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17. Related Party Transactions, continued

As required by Article 4-08 of the Securities and Exchange Commission’s (“SEC”) Regulation S-X, summary financial information for the stand alone company Conrail, Inc., is as follows (all fiscal year ends below are December 31):

	Fiscal Years
(Dollars in Millions)	2006	2005	2004

Income Statement Information:
Revenues	$373	$378	$352
Expenses	357	346	370

Operating Income	$16	$32	$(18)

Income from Continuing Operations	47	85	22
Income from Discontinued Operations, Net of Tax (a)	—	—	119
Cumulative Effect of Accounting Change, Net of Tax	—	—	(1)

Net Income	$47	$85	$140

(a) Discontinued Operations included above reflect the results of operations of NYC and PRR prior to the spin-off transaction.

(Dollars in Millions)	December 31 2006	December 31, 2005
Balance Sheet Information:
Current Assets	$280	$233
Property and Equipment and Other Assets	1,043	1,242

Total Assets	$1,323	$1,475

Current Liabilities	$263	$233
Long-term Debt	134	215
Other Long-term Liabilities	421	592

Total Liabilities	818	1,040
Stockholders’ Equity	505	435

Total Liabilities and Stockholders’ Equity	$1,323	$1,475

Transactions with Conrail

As required by SFAS 57, Related Party Disclosures, the Company has identified below amounts owed to Conrail or its affiliates representing expenses incurred under the operating, equipment and shared area agreements with Conrail. The Company also executed two promissory notes with a subsidiary of Conrail which were included in Long-term Debt on the Consolidated Balance Sheets.

(Dollars in Millions)	December 29, 2006	December 30, 2005

Balance Sheet Information:
CSX Payable to Conrail	$48	$40
Promissory Notes Payable to Conrail Subsidiary
4.40% CSX Promissory Note due October 2035	$73	$73
4.52% CSXT Promissory Note due March 2035	$23	$23

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17. Related Party Transactions, continued

	Fiscal Years
(Dollars in Millions)	2006	2005	2004
Income Statement Information:
Interest Expense Related to Conrail	$4	$1	$7

NOTE 18. Discontinued Operations

In February 2005, CSX sold its International Terminals business, which included the capital stock of SL Services, Inc. (“SLSI”) to Dubai Ports International FZE (“DPI”) for gross cash consideration of $1.142 billion. Of the gross proceeds, approximately $110 million was paid for the purchase of a minority interest in an International Terminals’ subsidiary, which the Company acquired during the first quarter of 2005 and divested as part of the sale to DPI. Other related cash transaction costs amounted to approximately $34 million, including resolution of working capital and long-term debt adjustments.

CSX recognized a gain of $683 million pre-tax, $428 million after tax, in fiscal year 2005 as a result of the sale. Consequently, amounts related to this business were reported as Discontinued Operations on the Consolidated Income Statement for all years presented.

SLSI also holds certain residual assets and liabilities as a result of prior divestitures and discontinuances. A wholly-owned subsidiary of CSX retains the rights to those assets and indemnifies DPI, SLSI and related entities against those liabilities pursuant to a separate agreement. CSX guarantees the obligations of its subsidiary under this separate agreement.

The following table represents the results of operations of the Company’s International Terminals Business.

	Fiscal Years

(Dollars in Millions)	2005	2004

Income Statement Information:
Revenues	$14	$167
Expenses	21	122

Operating Income (Loss)	$(7)	$45
Other Income (Expense)	—	(20)

Earnings Before Income Taxes	(7)	25
Income Tax Expense	(4)	7

Net Income	$(3)	$18

The Consolidated Income Statement presented for 2004 included International Terminals’ net earnings of $18 million as described above as well as additional income tax expense of $97 million related to undistributed foreign earnings.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 19. Divestitures

In February 2003, CSX conveyed its interest in its domestic container-shipping subsidiary, CSX Lines, subsequently renamed Horizon. In consideration of its interest in CSX Lines, CSX received $300 million of proceeds consisting of cash and senior preferred securities. In July 2004, CSX received the final redemption payment for the senior preferred securities and this is reflected in the Consolidated Cash Flow Statements as Proceeds from Divestitures. CSX has been fully divested of its interest in Horizon. However, CSX and its affiliates will continue to remain the primary obligor on vessel and equipment leases that expire in 2014. (See Note 7, Commitments and Contingencies.)

NOTE 20. Quarterly Financial Data (Unaudited) (a)(b)

Pursuant to Article 3 of the SEC’s Regulation S-X, the following are selected quarterly financial data:

	2006
	Quarters
(Dollars in Millions, Except Per Share Amounts)	1st	2nd(c)	3rd(d)	4th(e)	Full Year
Operating Revenue	$2,331	$2,421	$2,418	$2,396	$9,566
Operating Income	496	646	489	507	2,138
Net Earnings	$245	$390	$328	$347	$1,310

Earnings Per Share:
Net Earnings	$0.56	$0.88	$0.75	$0.79	$2.98

Earnings Per Share Assuming Dilution:
Net Earnings	$0.53	$0.83	$0.71	$0.75	$2.82

Dividend Per Share	$0.065	$0.065	$0.100	$0.100	$0.330
	2005
	Quarters
(Dollars in Millions, Except Per Share Amounts)	1st	2nd (f)	3rd	4th (g)	Full Year
Operating Revenue	$2,108	$2,166	$2,125	$2,219	$8,618
Operating Income	354	431	353	412	1,550

Earnings from Continuing Operations	154	165	164	237	720
Discontinued Operations—Net of Tax	425	—	—	—	425
Net Earnings	$579	$165	$164	$237	$1,145

Earnings Per Share:
From Continuing Operations	$0.36	$0.38	$0.38	$0.55	$1.67
Discontinued Operations	0.98	—	—	—	0.98
Net Earnings	$1.34	$0.38	$0.38	$0.55	$2.65

Earnings Per Share Assuming Dilution:
From Continuing Operations	$0.35	$0.36	$0.36	$0.52	$1.59
Discontinued Operations	0.93	—	—	—	0.93
Net Earnings	$1.28	$0.36	$0.36	$0.52	$2.52

Dividend Per Share	$0.050	$0.050	$0.050	$0.065	$0.215

(a) Periods presented were 13-week quarters.

(b) All periods presented were restated to reflect the stock split.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 20. Quarterly Financial Data (Unaudited), continued

(c) CSX recognized an income tax benefit of $41 million principally related to the resolution of certain tax matters. Additionally, CSX recognized a $126 million pre-tax benefit on insurance recoveries from gains related to Hurricane Katrina.

(d) CSX recognized an income tax benefit of $69 million, principally related to the resolution of federal course audits for 1994 – 1996. Additionally, CSX recognized a $15 million pre-tax benefit on insurance recoveries from gains related to Hurricane Katrina.

(e) CSX recognized an income tax benefit of $41 million, principally related to the resolution of federal course audits for 1997—1998. Additionally, CSX recognized a $27 million pre-tax benefit on insurance recoveries from gains related to Hurricane Katrina.

(f) Ohio enacted legislation to gradually eliminate its corporate franchise tax. This legislative change resulted in an income tax benefit of $71 million. (See Note 13, Income Taxes.)

(g) CSX updated its estimate for unasserted liability exposure, which resulted in a $38 million pre-tax benefit, primarily related to a reduction in asbestos-related disease claims filed against the Company. (See Note 6, Casualty, Environmental, and Other Reserves.)

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements

On December 10, 2007, CSX announced that CSXT intends to offer approximately $380.8 million of Secured Equipment Notes due 2023 in a registered public offering pursuant to CSX’s existing automatic shelf registration statement. CSX, the parent company of CSXT, will fully and unconditionally guarantee the notes. In connection with this offering, the Company is providing the following condensed consolidating financial information in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for the use of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation and the allocation of certain expenses of CSX, incurred for the benefit of its subsidiaries.

The condensed consolidating balance sheets as of December 29, 2006 and December 30, 2005, and the statements of income and cash flows for each of the three fiscal years in the period ended December 29, 2006 for the parent and obligor are as follows:

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Income Statement

Fiscal Year Ended December 29, 2006	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
Operating Revenue	$—	$8,140	$1,426	$—	$9,566
Operating Expense	(195)	6,542	1,081	—	7,428

Operating Income	195	1,598	345	—	2,138

Equity in Earnings of Subsidiaries	1,281	—	—	(1,281)	—
Other Income (Expense)	283	87	142	(417)	95
Interest Expense	(536)	(217)	(56)	417	(392)

Earnings from Continuing Operations before Income Taxes	1,223	1,468	431	(1,281)	1,841
Income Tax Benefit (Expense)	87	(489)	(129)	—	(531)

Net Earnings	$1,310	$979	$302	$(1,281)	$1,310

Fiscal Year Ended December 30, 2005	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
Operating Revenue	$—	$7,256	$1,362	$—	$8,618
Operating Expense	(125)	6,170	1,023	—	7,068

Operating Income	125	1,086	339	—	1,550

Equity in Earnings of Subsidiaries	946	—	—	(946)	—
Other Income (Expense)	141	56	112	(208)	101
Debt Repurchase Expense	(192)	—	—	—	(192)
Interest Expense	(430)	(166)	(35)	208	(423)

Earnings from Continuing Operations before Income Taxes	590	976	416	(946)	1,036
Income Tax Benefit (Expense)	127	(289)	(154)	—	(316)

Earnings from Continuing Operations	717	687	262	(946)	720
Discontinued Operations—Net of Tax	428	—	(3)	—	425

Net Earnings	$1,145	$687	$259	$(946)	$1,145

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Income Statement

Fiscal Year Ended December 31, 2004	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
Operating Revenue	$—	$6,694	$1,346	$—	$8,040
Operating Expense	(138)	6,092	1,086	—	$7,040

Operating Income	138	602	260	—	1,000

Equity in Earnings of Subsidiaries	657	—	—	(657)	—
Other Income (Expense)	(158)	27	210	(7)	72
Interest Expense	(381)	(112)	25	33	(435)

Earnings from Continuing Operations before Income Taxes	256	517	495	(631)	637
Income Tax Benefit (Expense)	83	(187)	(115)	—	(219)

Earnings from Continuing Operations	339	330	380	(631)	418
Discontinued Operations—Net of Tax	—	—	(53)	(26)	(79)

Net Earnings	$339	$330	$327	$(657)	$339

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Balance Sheet

December 29, 2006	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
	(Dollars in Millions)
ASSETS
Current Assets:
Cash, Cash Equivalents and Short-term Investments	$810	$17	$73	$—	$900
Accounts Receivable—Net	121	1,058	27	(32)	1,174
Materials and Supplies	—	195	9	—	204
Deferred Income Taxes	(103)	225	129	—	251
Other Current Assets	1	50	204	(112)	143

Total Current Assets	829	1,545	442	(144)	2,672

Properties	19	26,447	1,249	—	27,715
Accumulated Depreciation	(24)	(6,032)	(736)	—	(6,792)

Properties—Net	(5)	20,415	513	—	20,923

Investment in Conrail	—	—	607	—	607
Affiliates and Other Companies	—	434	(71)	(27)	336
Investment in Consolidated Subsidiaries	13,199	—	—	(13,199)	—
Other Long-term Assets	2,023	415	(1,776)	(71)	591

Total Assets	$16,046	$22,809	$(285)	$(13,441)	$25,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$78	$770	$157	$(31)	$974
Labor and Fringe Benefits Payable	44	396	55	—	495
Payable to Affiliates	—	2,019	(1,907)	(112)	—
Casualty, Environmental and Other Reserves	—	226	27	—	253
Current Maturities of Long-term Debt	467	120	5	—	592
Short-term Debt	—	8	—	—	8
Income and Other Taxes Payable	1,308	245	(1,439)	—	114
Other Current Liabilities	16	62	9	(1)	86

Total Current Liabilities	1,913	3,846	(3,093)	(144)	2,522

Casualty, Environmental and Other Reserves	—	599	69	—	668
Long-term Debt	4,377	970	15	—	5,362
Deferred Income Taxes	(255)	6,297	68	—	6,110
Long-term Payable to Affiliates	—	—	72	(72)	—
Other Long-term Liabilities	1,069	636	(150)	(30)	1,525

Total Liabilities	$7,104	$12,348	$(3,019)	$(246)	$16,187

Shareholders’ Equity:
Common Stock	438	181	—	(181)	438
Other Capital	1,469	5,420	2,696	(8,116)	1,469
Retained Earnings	7,427	4,879	93	(4,972)	7,427
Accumulated Other Comprehensive Loss	(392)	(19)	(55)	74	(392)

Total Shareholders’ Equity	8,942	10,461	2,734	(13,195)	8,942

Total Liabilities and Shareholders’ Equity	$16,046	$22,809	$(285)	$(13,441)	$25,129

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Balance Sheet

December 30, 2005	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
	(Dollars in Millions)
ASSETS
Current Assets:
Cash, Cash Equivalents and Short-term Investments	$294	$—	$308	$—	$602
Accounts Receivable—Net	(320)	1,114	434	(26)	1,202
Materials and Supplies	—	190	9	—	199
Deferred Income Taxes	(103)	211	117	—	225
Other Current Assets	1	103	167	(127)	144

Total Current Assets	(128)	1,618	1,035	(153)	2,372

Properties	25	25,351	1,162	—	26,538
Accumulated Depreciation	(24)	(5,692)	(659)	—	(6,375)

Properties—Net	1	19,659	503	—	20,163

Investment in Conrail	—	—	603	—	603
Affiliates and Other Companies	—	395	(71)	(20)	304
Investment in Consolidated Subsidiaries	13,322	—	—	(13,322)	—
Other Long-term Assets	1,340	385	(852)	(83)	790

Total Assets	$14,535	$22,057	$1,218	$(13,578)	$24,232

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$73	$774	$132	$(25)	$954
Labor and Fringe Benefits Payable	80	455	30	—	565
Payable to Affiliates	—	1,707	(1,580)	(127)	—
Casualty, Environmental and Other Reserves	—	264	47	—	311
Current Maturities of Long-term Debt	819	116	1	—	936
Short-term Debt	—	—	1	—	1
Income and Other Taxes Payable	1,351	102	(1,351)	—	102
Other Current Liabilities	15	74	22	(1)	110

Total Current Liabilities	2,338	3,492	(2,698)	(153)	2,979

Casualty, Environmental and Other Reserves	—	580	73	—	653
Long-term Debt	3,980	1,038	75	—	5,093
Deferred Income Taxes	(240)	6,173	149	—	6,082
Long-term Payable to Affiliates	—	—	84	(84)	—
Other Long-term Liabilities	503	577	410	(19)	1,471

Total Liabilities	$6,581	$11,860	$(1,907)	$(256)	$16,278

Shareholders’ Equity:
Common Stock	436	181	—	(181)	436
Other Capital	1,533	5,352	2,726	(8,078)	1,533
Retained Earnings	6,262	4,634	399	(5,033)	6,262
Accumulated Other Comprehensive Loss	(277)	30	—	(30)	(277)

Total Shareholders’ Equity	7,954	10,197	3,125	(13,322)	7,954

Total Liabilities and Shareholders’ Equity	$14,535	$22,057	$1,218	$(13,578)	$24,232

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Cash Flow Statements

Fiscal Year Ended December 29, 2006

	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
	(Dollars in Millions)
Operating Activities
Net Cash Provided by (Used in) Operating Activities	$789	$1,794	$246	$(771)	$2,058

Investing Activities
Property Additions	—	(1,554)	(85)	—	(1,639)
Insurance Proceeds	—	144	3	—	147
Purchases of Short-term Investments	(1,412)	—	—	—	(1,412)
Proceeds from Sales of Short-term Investments	1,290	—	—	—	1,290
Other Investing Activities	(38)	(16)	45	13	4

Net Cash (Used in) Provided by Investing Activities	(160)	(1,426)	(37)	13	(1,610)

Financing Activities
Short-term Debt—Net	—	8	(1)	—	7
Long-term Debt Issued	400	73	(2)	—	471
Long-term Debt Repaid	(351)	(128)	(67)	—	(546)
Dividends Paid	(148)	(130)	(30)	163	(145)
Stock Options Exercised	319	—	—	—	319
Shares Repurchased	(465)	—	—	—	(465)
Other Financing Activities	11	(174)	(369)	595	63

Net Cash (Used in) Provided by Financing Activities	(234)	(351)	(469)	758	(296)

Net Increase (Decrease) in Cash and Cash Equivalents	395	17	(260)	—	152
Cash and Cash Equivalents at Beginning of Period	24	—	285	—	309

Cash and Cash Equivalents at End of Period	$419	$17	$25	$—	$461

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Cash Flow Statements

Fiscal Year Ended December 30, 2005

	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
	(Dollars in Millions)
Operating Activities
Net Cash (Used in) Provided by Operating Activities	$(637)	$1,509	$509	$(271)	$1,110

Investing Activities
Property Additions	—	(1,066)	(70)	—	(1,136)
Insurance Proceeds	—	40	1	—	41
Net Proceeds from Sale of International Terminals	—	—	1,108	—	1,108
Purchase of Minority Interest in an International
Terminals’ Subsidiary	—	—	(110)	—	(110)
Purchases of Short-term Investments	(2,601)	—	—	—	(2,601)
Proceeds from Sales of Short-term Investments	2,634	—	—	—	2,634
Other Investing Activities	1,066	(19)	(684)	(335)	28

Net Cash Provided by (Used in) Investing Activities	1,099	(1,045)	245	(335)	(36)

Financing Activities
Short-term Debt—Net	(100)	—	1	—	(99)
Long-term Debt Issued	73	32	—	—	105
Long-term Debt Repaid	(1,125)	(135)	(23)	—	(1,283)
Dividends Paid	(95)	(200)	(33)	235	(93)
Stock Options Exercised	98	—	—	—	98
Other Financing Activities	(105)	(180)	(101)	371	(15)

Net Cash (Used in) Provided by Financing Activities	(1,254)	(483)	(156)	606	(1,287)

Net (Decrease) Increase in Cash and Cash Equivalents	(792)	(19)	598	—	(213)
Cash and Cash Equivalents at Beginning of Period	816	19	(313)	—	522

Cash and Cash Equivalents at End of Period	$24	$—	$285	$—	$309

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Cash Flow Statements

Fiscal Year Ended December 31, 2004

Operating Activities
Net Cash (Used in) Provided by Operating Activities	$(93)	$1,466	$203	$(130)	$1,446

Investing Activities
Property Additions	—	(978)	(52)	—	(1,030)
Net Proceeds from Divestitures	—	—	55	—	55
Purchases of Short-term Investments	(1,583)	—	—	—	(1,583)
Proceeds from Sales of Short-term Investments	1,336	—	—	—	1,336
Other Investing Activities	84	33	686	(821)	(18)

Net Cash (Used in) Provided by Investing Activities	(163)	(945)	689	(821)	(1,240)

Financing Activities
Short-term Debt—Net	100	—	(1)	—	99
Long-term Debt Issued	406	—	(5)	—	401
Long-term Debt Repaid	(303)	(116)	(15)	—	(434)
Dividends Paid	(88)	(190)	(7)	199	(86)
Stock Options Exercised	12	—	—	—	12
Other Financing Activities	(218)	(210)	(296)	752	28

Net Cash (Used in) Provided by Financing Activities	(91)	(516)	(324)	951	20

Net (Decrease) Increase in Cash and Cash Equivalents	(347)	5	568	—	226
Cash and Cash Equivalents at Beginning of Period	1,163	14	(881)	—	296

Cash and Cash Equivalents at End of Period	$816	$19	$(313)	$—	$522